UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RENASANT CORPORATION

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RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

March 18, 2021
Dear Respected Shareholder:

On behalf of the board of directors, we cordially invite you to attend the 2021 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 27, 2021. Due to the COVID-19 pandemic, and to protect the health and well-being of our shareholders, employees, directors and communities, the 2021 Annual Meeting will be held in a virtual format by means of an online webcast. There is no physical location for the 2021 Annual Meeting. The formal notice of the meeting, as well as instructions for accessing the virtual meeting, appear on the next page.

At the annual meeting, you will be asked to (1) elect four Class 1 directors, each to serve a three-year term expiring in 2024, (2) elect one Class 3 director, to serve a two-year term expiring in 2023, (3) adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement, (4) ratify the appointment of HORNE LLP as our independent registered public accountants for 2021, and (5) transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the virtual annual meeting.

On March 18, 2021, we posted on our internet website, www.proxyvote.com, a copy of our proxy statement and proxy card for the 2021 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2020 (which serves as our Annual Report to Shareholders). On the same date, we mailed our shareholders a notice containing instructions on how to access our proxy materials over the internet and to vote online (except that shareholders who affirmatively elected to receive paper copies of our proxy materials were mailed a full set of our proxy materials).

You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy card, you may vote by signing, dating and mailing the accompanying proxy card in the envelope provided. Further voting instructions can be found beginning on page 61 of the proxy statement. As always, if you are the record owner of our stock, you may vote by attending the virtual annual meeting.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.

                            Sincerely,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

NOTICE OF ANNUAL MEETING

DATE AND TIME	1:30 p.m., Central time, on Tuesday, April 27, 2021
ITEMS OF BUSINESS
1.Election of four Class 1 directors who will each serve a three-year term expiring in 2024;
2.Election of one Class 3 director who will serve a two-year term expiring in 2023;
3.Adoption, in a non-binding advisory vote, of a resolution approving the compensation of our named executive officers;
4.Ratification of the appointment of HORNE LLP as Renasant's independent registered public accountants for 2021; and
5.Transaction of such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on February 19, 2021.
ANNUAL REPORT	Our proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2020, which serves as our Annual Report to Shareholders but is not part of our solicitation materials, have been posted on our internet website at www.proxyvote.com. If you received a paper copy of the proxy statement and proxy card, our annual report is also enclosed.
HOW TO ACCESS THE VIRTUAL MEETING
You can access the online webcast of the 2021 Annual Meeting over the internet at www.virtualshareholdermeeting.com/RNST2021. Detailed instructions for accessing the virtual meeting are included in the Voting Your Shares section of the proxy statement of which this notice forms a part. There is no physical location for the 2021 Annual Meeting.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy statement, you may vote your shares by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions about the three methods of voting are contained in the proxy statement. Any proxy may be revoked at any time prior to its exercise at the annual meeting.
By Order of the Board of Directors,
C. Mitchell Waycaster
President and Chief Executive Officer
Tupelo, Mississippi
March 18, 2021

Important Notice Regarding the Availability of Proxy Materials for
the Shareholders Meeting to be held on April 27, 2021:

Renasant's 2021 proxy statement and proxy card and its Annual Report on Form 10-K for the year ended December 31, 2020 are available at www.proxyvote.com.

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Page
VOTING YOUR SHARES..................................................................................................................	61
Attending the Virtual Annual Meeting............................................................................................	61
Record Date; Shares Outstanding................................................................................................	61
Voting............................................................................................................................................	61
Quorum.........................................................................................................................................	62
How Votes are Counted................................................................................................................	62
Required Vote for Each Proposal.................................................................................................	62
Shares Held by the Renasant 401(k) Plan....................................................................................	63
Solicitation and Revocation of Proxies.........................................................................................	63
PROPOSALS.....................................................................................................................................	64
Proposal 1 - Election of Four Class 1 Directors............................................................................	64
Proposal 2 - Election of One Class 3 Director...............................................................................	64
Proposal 3 - Advisory Vote on Executive Compensation..............................................................	65
Proposal 4 - Ratification of the Appointment of HORNE LLP as Independent Registered Public Accountants for 2021....................................................................................................................	65
Other Matters................................................................................................................................	65
STOCK OWNERSHIP........................................................................................................................	66
Common Stock Ownership Greater than 5%...............................................................................	66
Beneficial Ownership of Common Stock by Directors and Executive Officers.............................	67
Delinquent Section 16(a) Reports................................................................................................	69
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K..................................................................	69
APPENDIX A - NON-GAAP FINANCIAL INFORMATION................................................................	A-1
In this proxy statement, Renasant Corporation is referred to as "Renasant," "we," "our," "us" or the "Company," and Renasant Bank is referred to as the "Bank."
We are providing this proxy statement to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the 2021 Annual Meeting of Shareholders of Renasant Corporation to be held at 1:30 p.m., Central time, on Tuesday, April 27, 2021, including any adjournments or postponements of the meeting.
As permitted by the Securities and Exchange Commission, or SEC, rules, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2020, which serves as our Annual Report to Shareholders, available to our shareholders electronically. On March 18, 2021, we posted these materials on our internet website, www.proxyvote.com, and we mailed our shareholders a notice (the "Notice") containing instructions on how to access our proxy materials and vote online (except for shareholders who affirmatively elected to receive paper copies of our proxy materials, to whom we mailed this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2020, on March 18, 2021).
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PROXY SUMMARY
This section of our proxy statement briefly describes the proposals to be voted on at the 2021 Annual Meeting of Shareholders and our voting procedures. This section also provides select 2020 strategic, compensation and financial information. More information about these and other matters is contained in the remainder of this proxy statement, and a detailed discussion of our 2020 financial results can be found in our Annual Report on Form 10-K for the year ended December 31, 2020. We encourage you to review the entire proxy statement and annual report before you vote.
Voting
Proposals to be Voted On. Four proposals will be voted on at the annual meeting:

	More Information	Board Recommendation
Proposal 1	Page 64	FOR each nominee
Election of Class 1 Directors (four nominees)

Proposal 2	Page 64	FOR the nominee
Election of Class 3 Director (one nominee)

Proposal 3	Page 65	FOR
Approval of an advisory resolution approving the compensation of our named executive officers

Proposal 4	Page 65	FOR
Ratification of the appointment of HORNE LLP as our independent registered public accountants for 2021
Voting Procedures. Votes may be cast in any of the following ways:

Internet	Telephone	Mail
Visit www.proxyvote.com. You will need the control number on your Notice or the proxy card mailed to you, as applicable.	Call toll free (800) 690-6903. You will need the control number on the Notice or your proxy card, as applicable.	Complete and mail your proxy card to the address on the card, if you received a paper copy of the proxy statement and proxy card.
Shareholders with a valid control number will also have the opportunity to vote their shares online during the virtual annual meeting. More information about our voting procedures, accessing the webcast of the annual meeting and revoking a proxy previously given may be found in the Voting Your Shares section under the heading “Attending the Virtual Annual Meeting” later in this proxy statement. It is important that your shares be represented and voted at our annual meeting.

2020 Strategic, Compensation and Financial Information
Response to the COVID-19 Pandemic. After a normal start to 2020, we adapted our operations to address the COVID-19 pandemic, we took advantage of opportunities presented by governmental programs implemented in response to the pandemic, and we adopted strategies intended to mitigate potential risk associated with the pandemic. Among our key actions:
•We restricted access to branch lobbies, while keeping all branch drive-thrus open. Full access was restored in October 2020, subject to capacity limits, mask-wearing and social distancing requirements, all intended to promote the safety of our customers and employees.
•For our employees, we promptly implemented flexible working conditions, such as remote work, flexible hours and adjusted staffing levels. We also evaluated our leave practices, expanding our practices to address personal illness, caretaking required for family members, and school closures. As a result of these and other changes, we were able to avoid any significant furloughs and lay-offs.
•We were robust participants in the Paycheck Protection Program, or PPP. Over the course of 2020, we originated over 11,000 PPP loans in the aggregate amount of approximately $1.3 billion.
•We implemented a loan deferral program in the first quarter of 2020 to provide temporary payment relief to both consumer and commercial customers. Any customer current on loan payments, taxes and insurance was qualified for an initial 90-day deferral of principal and interest payments (180 days for residential mortgages), with the potential for a second 90-day deferral. A second deferral was available to customers that remained current on taxes and insurance through the first deferral period and also satisfied underwriting standards we established that analyzed the ability of the customer to service its loan in accordance with its existing terms in light of the impact of the COVID-19 pandemic on the customer, its industry and the markets in which it operates. At its height, approximately 21.5% of our loan portfolio was on deferral, but by the end of 2020 this percentage had declined to 1.5% (PPP loans are excluded from the deferral percentages).
•We heightened the monitoring of our loan portfolio. Following the onset of the pandemic, we identified industries likely to be more sensitive to the governmental restrictions implemented in response to the pandemic and proactively reached out to our customers in these industries. At the beginning of this effort, our heightened monitoring spanned multiple loan portfolios; by the end of 2020, only our hospitality and healthcare loan portfolios continued to receive elevated attention, although we continue to monitor all asset categories for signs of deterioration.
Company Performance. In addition to our response to the COVID-19 pandemic, during 2020 the Company took measurable steps to strengthen its business and enhance shareholder return. Some notable results are described below:
•Our mortgage banking division had a record-setting year in 2020, generating approximately $6.75 billion in production for the year. Mortgage banking income increased 160% over 2019 to $150.5 million for 2020, as compared to $57.9 million for 2019. Our success in the mortgage division drove a year-over-year increase in noninterest income, as noninterest income increased $82.3 million to $235.5 million for 2020, as compared to $153.3 million for 2019.
•We undertook two initiatives during the fourth quarter of 2020 to better align our workforce and our branch network with a more efficient operating model. First, we offered a voluntary early retirement program (referred to as the “VERP”) to eligible employees. Among other items, participants in the VERP received cash payments and retiree medical benefits on terms substantially identical to those applicable to other retirees, and they were offered accelerated payouts from our defined benefit pension plan. Second, we continued our system-wide branch evaluation effort, which will result in the consolidation of our branches during 2021. While we incurred an aggregate of $7.4 million in restructuring charges as a result of these initiatives, we expect the annual savings from these initiatives to exceed this charge, with a majority of the savings reflected in our 2021 results.

•Our loan deferral program and heightened monitoring proved successful in maintaining our asset quality, as our asset quality metrics remained near historic lows. Net loan charge-offs in 2020 were 0.04% of average loans, the same level as in 2019. Non-performing loans as a percentage of total loans was 0.51% in 2020, as compared to 0.37% for 2019, while our coverage ratio (the allowance for credit losses as a percentage of total nonperforming loans) was 318% at December 31, 2020, as compared to 261% at January 1, 2020, immediately following the implementation of the current expected credit loss accounting standard, or CECL.
•Total loans held for investment at December 31, 2020 were $9.8 billion, excluding PPP loans, up 1.2% over the balance at the end of 2019. We believe our ability to grow loans even in the pandemic environment is a notable achievement.
•We continued our efforts to grow core funding by increasing stable, low-cost deposits. In 2020, our noninterest-bearing deposits increased $1.1 billion over 2019, driven by PPP lending, government stimulus and customer sentiment to maintain liquidity. At December 31, 2020, non-interest bearing deposits represented 30.56% of our total deposits, up from 24.99% at December 31, 2019.
Performance Overview. As illustrated in the table below, we maintained solid performance ratios in 2020, even in the midst of the COVID-19 pandemic and other challenges. Year-over-year decreases in our profitability metrics (with exclusions) are attributable to the implementation of CECL, which resulted in a significant increase in our quarterly provision for credit losses, as well as a lower net interest margin resulting from the sustained low interest rate environment maintained by the Federal Reserve to combat the pandemic's impact on the economy. We mitigated the impact of CECL and the lower interest rate environment through growth in our mortgage operations driven by historically low interest rates and our robust participation in the PPP loan program.

	Year Ended December 31,
	2020	2019	2018	2017	2016
Diluted EPS (GAAP)	$1.48	$2.88	$2.79	$1.96	$2.17
Diluted EPS, with exclusions (non-GAAP)(1)(2)	$2.69	$3.03	$3.00	$2.42	$2.31
Return on Average Shareholders’ Equity (GAAP)	3.96%	7.95%	8.64%	6.68%	8.15%
Return on Average Tangible Shareholders' Equity, with exclusions (non-GAAP)(1)(2)	13.81%	16.15%	17.14%	14.48%	16.23%
Return on Average Assets (GAAP)	0.58%	1.30%	1.32%	0.97%	1.08%
Return on Average Tangible Assets, with exclusions (non-GAAP)(1)(2)	1.16%	1.54%	1.58%	1.32%	1.28%
(1)Exclusions include charges with respect to which we are unable to accurately predict when these charges will be incurred or, when incurred, the amount of the charge. For 2020, these charges were COVID-19 related expenses, credit expenses attributable to the pandemic and restructuring charges, each on an after-tax basis. COVID-19 related expenses primarily consist of (a) employee overtime and employee benefit accruals directly related to our response to both the COVID-19 pandemic itself and federal legislation enacted to address the pandemic, such as the Coronavirus Aid, Relief, and Economic Security Act, and (b) expenses associated with supplying branches with protective equipment and sanitation supplies (such as floor markings and cautionary signage for branches, face coverings and hand sanitizer) and more frequent and rigorous branch cleaning. To identify credit expenses attributable to the pandemic, management first calculated the portion of our provision for credit losses in 2020 attributable to normal factors, such as loan growth, changes in the mix of loan portfolio, changes in risk ratings and specific reserves, as well as the adoption of CECL; management deemed the remainder of the provision expense to be credit expense attributable to the COVID-19 pandemic. The restructuring charges we incurred in 2020 are discussed under the "Company Performance" heading above.
(2)Diluted EPS, with exclusions, return on average tangible shareholders’ equity, with exclusions, and return on average tangible assets, with exclusions, are non-GAAP financial measures. For a reconciliation of these measures to their most comparable measure under generally accepted accounting principles in the United States of America ("GAAP"), please see Appendix A, Non-GAAP Financial Measures.

Pay for Performance. A comparison of pay and performance illustrates the correlation between Mr. Waycaster’s compensation and the return we provide our shareholders. The components of compensation and the performance measures we compare are summarized below:

Compensation Measure	Performance Measure	Correlation
Total cash compensation (base salary and annual cash award)	Diluted earnings per share, with exclusions (EPS)(1)	•EPS is an annual measure of earnings •Cash compensation represents payments with an annual focus
Total realized compensation (base salary, annual cash award, value of equity compensation)	Total shareholder return (TSR)	•TSR measures the delivery of shareholder value over a longer period •Total compensation, including equity compensation, provides value over longer periods
(1)A more detailed explanation of exclusions to reported EPS is included in the table under the heading “Performance Overview” immediately above; a reconciliation of diluted EPS, with exclusions, a non-GAAP financial measure, and its most comparable measure under GAAP is set forth in Appendix A, Non-GAAP Financial Measures. For purposes of our compensation program, we believe exclusions more accurately illustrate year-over-year changes in earnings and create better alignment with the purposes and objectives of our compensation program (such as providing a more consistent basis for making compensation decisions).
As reflected in the tables below, our adjusted EPS, which is an annual measure of earnings growth, decreased in 2020 as compared to 2019, while Mr. Waycaster’s total cash compensation increased during the same period. The increase in Mr. Waycaster’s compensation is primarily attributable to an increase in his annual cash award, which is performance-based. The amount of the cash award reflects the attainment of certain annual performance measures, which was driven by a record-setting year-over-year increase in our mortgage banking income. TSR, which we view as a longer-term measure of shareholder value, was essentially flat during 2020 as compared to 2019. Similarly, Mr. Waycaster’s total realized compensation measure remained relatively flat. We believe that these comparisons illustrate that while portions of Mr. Waycaster’s performance-based compensation are appropriately responsive to measurable changes in our results, the broader measure of his compensation remains fully aligned with our delivery of shareholder value. More information about the performance measures used to calculate Mr. Waycaster’s annual cash award and our results may be found below in the Compensation Discussion and Analysis section.

Environmental, Social and Governance Highlights for 2020
Our vision is to be the financial services advisor and provider of choice in each community we serve. We use our core values to communicate and advance our vision:
•Quality is not negotiable;
•Customer trust is foremost; and
•Employees are our greatest asset.
During 2020, we worked to implement our core values using business practices addressing each of our primary constituencies:

Our Communities
•We originated more than $470 million in Community Development Loans. The proceeds of these loans were used to, among other things, finance a development company engaged in the construction of low income housing and a non-profit primary care facility serving homeless, uninsured and underserved people. We also made Community Development Loans in the form of lines of credit for Community Development Financial Institutions.
•We made loans through government sponsored programs totaling over $950 million, which have features attractive to low- and moderate-income borrowers.
•We made over 400 Community Homebuyer Mortgage loans, totaling $68.5 million. These loans are intended to be attractive to borrowers in low- and moderate-income census tracts and contain terms and features to support applicants who may not otherwise qualify for our traditional mortgage products.
•We completed more than 1,600 financial education, small business mentoring, and other community engagements throughout our footprint, totaling more than 4,000 hours of intentional service participation.

Our Customers
•Recognizing that banks would play an essential role in delivering necessary government aid during the COVID-19 pandemic, we were an active participant in the PPP loan program, originating more than $1.3 billion in PPP loans, and we processed more than $50 million in Economic Impact Payments, facilitating the delivery of government stimulus payments to our customers in their time of need. We also worked with many customers to provide accommodative repayment terms for those impacted by the economic strain of the pandemic.
•We experienced double-digit increases in many of our mobile and online banking services, showing that we were still meeting customer needs even while access to physical locations was limited at times during the pandemic.
•We enhanced our dedicated customer experience program – RNSTX – which provides a clear roadmap for continual improvement in customer service and loyalty and promotes customer advocacy.
•We delivered customer engagement training to over 500 employees and provided additional customer engagement training focusing on small business for over 150 of our bankers.

Our Employees
•At the onset of the pandemic, we took immediate steps to support the health and well-being of our employees. We procured and provided personal protective equipment and self-sanitizing products across our footprint. We covered the cost of testing, provided paid time off for any employee required to quarantine and provided an accommodative work schedule to assist employees as the pandemic affected their personal lives as well.
•Our Social Responsibility, Diversity and Inclusion (SRDI) committee developed a strategic plan addressing diversity and inclusion in our workplace and among our vendors.
•We encouraged employee engagement and feedback through surveys such as an annual employee survey, communication survey and equity, diversity and inclusion survey.
•Our employees completed over 79,000 hours (approximately 30 hours per employee) of training through our learning and development programs that include professional and personal development, job-specific training, mentoring and maintenance of industry qualifications.
•We have offered customer engagement training, service knowledge training and leadership training to a large segment of our employees.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
Governing Documents and Practices

Corporate Governance Guidelines
The Renasant Corporation Corporate Governance Guidelines (our “Governance Guidelines”) set forth principles that, together with our Articles of Incorporation, our Amended and Restated Bylaws (which we refer to as our “Bylaws”), committee charters and other policies, such as our Code of Business Conduct and Ethics, guide the board’s governance of Renasant. The Governance Guidelines address topics such as director qualifications, the board’s leadership structure, board responsibilities and the conduct of its operations, director education and other matters.
A copy of our Governance Guidelines is available at www.renasant.com by clicking on “Corporate Governance,” then clicking on “Documents & Charters,” and then “Corporate Governance Guidelines.”

Code of Ethics
We expect our directors, officers and employees to act with integrity and make decisions that are in our best interests, and we discourage situations that present a conflict between our interests and their personal interests. Under our Code of Business Conduct and Ethics, our “Code of Ethics,” our directors, officers and employees may not engage in any business or conduct, or enter into any contract or arrangement, that would give rise to an actual or potential conflict of interest without the prior approval of our board or other appropriate supervisor. We require our directors, officers and employees to annually certify that they have read and understand their obligations under the Code of Ethics.
A copy of our Code of Ethics is available at www.renasant.com by clicking on “Corporate Governance,” then clicking on “Documents & Charters” and then “Code of Business Conduct and Ethics.”

Committee Charters
The board has five standing committees: an executive committee, an audit committee, a compensation committee, an enterprise risk management committee (the “ERM committee”) and a nominating and corporate governance committee (the “nominating committee”). Each committee is governed by a written charter, which is annually reviewed and updated (as necessary).
Copies of the committee charters are available at www.renasant.com, by clicking on “Corporate Governance,” then on “Documents & Charters” and then selecting the desired charter.

Stock Ownership Guidelines
The board has adopted written stock ownership guidelines applicable to our directors and executive officers. More details about how the guidelines apply to our executives can be found under the heading “Policies that Promote Shareholder Alignment” in the Compensation Discussion and Analysis section below. For our non-employee directors, the stock ownership guidelines require each director to have a meaningful investment in Renasant common stock, which we believe demonstrates a commitment to increasing the long-term value of our stock and aligns the financial interests of our directors with those of our shareholders. Under the guidelines, within five years of becoming a director, each non-employee director must own stock with a value equal to at least three times the annual cash retainer, and within the first year of his or her election or appointment to the board, a director must own at least 500 shares of common stock, regardless of value. Shares that a director has pledged do not count toward his or her required minimum ownership levels.
The value of a director’s Renasant stock is determined as of January 1 each year. As of January 1, 2020, the value was determined using the closing market price of our stock on the last trading day of 2019. In January 2021, the board amended this provision of the stock ownership guidelines to mitigate the impact of potential volatility in the market price of our stock. Under the amended provision, the value of a director’s or executive officer’s Renasant stock is determined using the average closing market price of our stock for the 20 trading day period ending on the last day of the prior year.
Based on an annual cash retainer of $45,000 (the retainer in effect on January 1, 2021), the guidelines require directors with at least five years of service to own Renasant common stock with a value of at least $135,000. Using our stock price as of December 31, 2020, which was $33.68, all of our directors own at least approximately $200,000 of our common stock, except for Gary D. Butler and Connie L. Engel. Because Mr. Butler and Ms. Engel joined the board in April 2020 and September 2018, respectively, they each have a number of years to achieve the required stock ownership. Mr. Butler owns 2,000 shares of stock and Ms. Engel owns 3,195 shares.

Insider Trading Policy
The board has adopted a policy designed to prevent insider trading of our securities. The policy prohibits our directors, officers and employees, their immediate family members and entities that they control from purchasing or selling our securities while in possession of material nonpublic information and from disclosing material nonpublic information to third parties. “Material nonpublic information” includes matters such as our earnings results, changes in senior management and merger and acquisition activity. Significant cybersecurity incidents and disruptions to our information technology infrastructure, among other events, are also deemed material nonpublic information.
Two additional trading restrictions apply to our directors, senior executive officers and certain other individuals, such as senior accounting staff (whom we refer to as “covered persons”):
•A covered person may trade in our securities only during a “trading window” (and provided that he or she is not otherwise in possession of material nonpublic information); the window opens two trading days after our quarterly earnings release and closes early in the last month of each quarter.
•A covered person may not trade in our securities, even during an open trading window, unless a committee made up of our chief operating officer, our chief accounting officer and our general counsel approves, or “pre-clears,” the transaction in advance. Pre-clearance provides the opportunity to evaluate a proposed trade and independently decide whether the covered person possesses material nonpublic information.
Our directors, officers and employees must annually certify that they have reviewed our insider trading policy and understand their obligations under the policy.

Hedging and Pledging Policy
Renasant maintains a Policy on Hedging or Pledging Company Stock, our “Hedging Policy.” A primary goal of our compensation program is to align the economic interests of our directors and executive officers with those of our shareholders. We believe that allowing a director or employee to hedge the economic risk of owning our stock undermines the intended economic alignment. Accordingly, the Hedging Policy prohibits our directors, officers, employees and their respective “designees” (explained below) from entering into a transaction that has the effect of hedging the economic risks associated with the ownership of our common stock. Specifically, our directors, officers and employees and their designees are prohibited from engaging in any of the following activities:
•Purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars, exchange funds, puts, calls and similar derivative instruments) or otherwise engaging in any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Renasant securities granted as compensation to, or held, directly or indirectly, by the director, officer or employee; or
•Engaging in short sale transactions in Renasant securities.
A person is a “designee” of a director, officer or employee for purposes of the Hedging Policy if, under the facts and circumstances, the person has been appointed to make decisions that such director, officer or employee should reasonably believe would result in hedging/offsetting prohibited by the Hedging Policy.
Although the Hedging Policy does not prohibit pledging of our common stock, we discourage the practice, and any stock that a director or executive officer pledges cannot be used to satisfy our stock ownership guidelines.
Our directors, officers and employees must annually certify that they have reviewed our Hedging Policy and understand the restrictions under the policy. For more information about our directors and named executive officers who have pledged shares of Renasant stock, refer to the Stock Ownership section below under the heading “Beneficial Ownership of Common Stock by Directors and Executive Officers.”

Review and Approval of Related Person Transactions
The board is responsible for reviewing and approving or ratifying all material transactions between us or our subsidiaries and any of our directors or executive officers, their immediate family members and businesses with which they are associated, all referred to as “related persons.” Other than our Code of Ethics, our related person transaction policy is not in writing, although we have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs loans and other extensions of credit by the Bank to its executive officers, directors and principal shareholders).
Additional information about the process used by the board to identify related person transactions and the transactions that the board has reviewed and approved may be found below under the heading “Other Related Person Transactions.”

Director Retirement Policy
Our Bylaws include a written retirement policy applicable to our board of directors:
•A director may not stand for election after reaching age 72; and
•Any director who attains age 72 during his or her elected term may serve only until the next regular meeting of our shareholders.
The board may waive the requirement and permit a director to stand for reelection after he or she reaches age 72 or the requirement that a director who has attained age 72 resign at the next regular meeting of shareholders. To be effective, a waiver must be approved by the affirmative vote of at least two-thirds of the directors then in office, excluding the director to whom the waiver vote applies. A waiver applies only until the next regular meeting of our shareholders, when the board may again waive the requirement. In no event may a director receive more than three waivers, with the result that all of our directors must cease to serve as of the regular meeting of shareholders that follows the attainment of age 75.
Director John T. Foy is 73, and director E. Robinson McGraw is 74. At its January 2021 meeting, our board unanimously approved waivers of the requirement that they resign at the 2021 annual meeting. As a result, Mr. McGraw may serve as a director until the 2022 annual meeting. However, Mr. McGraw will be required to retire from the Board at such meeting, because he is not eligible to receive any additional waivers under our retirement policy. Although Mr. Foy is a Class 1 director whose term expires at the 2021 annual meeting, he is being nominated at the meeting for election as a Class 3 director, with a term expiring in 2023. Because he received a board waiver in January 2021, if elected, Mr. Foy may serve as a director until the 2022 annual meeting, but he will require an additional waiver to complete his term as a Class 3 director.

Board of Directors
Number and Term. There are currently 15 members of our board of directors, divided into three classes:

Class 1	Class 2	Class 3
Donald Clark, Jr.	John M. Creekmore	Gary D. Butler
Albert J. Dale, III	Jill V. Deer	Marshall H. Dickerson*
Connie L. Engel	Neal A. Holland, Jr.	R. Rick Hart*
John T. Foy	E. Robinson McGraw	Richard L. Heyer, Jr.
C. Mitchell Waycaster	Sean M. Suggs	Michael D. Shmerling
*Messrs. Dickerson and Hart will retire at the 2021 annual meeting, as required by our retirement policy.
The current term of office for our Class 1 directors expires at the 2021 annual meeting; the current term of office for our Class 2 directors expires at the 2022 annual meeting; and the current term of office for our Class 3 directors expires at the 2023 annual meeting. After our annual meeting, giving effect to retirements and assuming that all of our nominees are elected, the board will have 13 members. The board has determined that 13 members is an appropriate number to fulfill its responsibilities in light of our current and anticipated size and the nature of our operations.
Our bylaws require our director classes to be as equal in size as possible. For this reason, Mr. Foy has been nominated for election as a Class 3 director, rather than as a Class 1 director. Assuming Mr. Foy is elected as a Class 3 director, the board will remain divided into three classes, with four directors in Class 1, five directors in Class 2, and four directors in Class 3.

Tenure. Beyond the retirement policy included in our Bylaws, we do not have a formal policy governing the tenure of the members of the board of directors. The board generally strives to ensure that there is a mix of tenures among the directors, as the board values both the insight that long experience on our board brings and also the fresh perspective associated with newer board members. Our nominating committee monitors director ages to ensure that, as directors approach the mandatory retirement age under our Bylaws, a suitable replacement is identified (subject to the committee’s and the entire board’s determination of the appropriate size of our board).
Currently, of our 11 non-employee directors who will continue on the Board after the annual meeting, four have served on the board for less than five years, three have served for between five and 15 years and four have served for over 15 years. The board believes this represents an appropriate mix of tenures.
Meetings. Our board held nine meetings in 2020. All directors attended at least 75% of the total number of board meetings and the meetings of the committees on which they served, except that Mr. Suggs attended 65% of the meetings of the board and committees on which he served. As noted in the discussion of his background in the Board Members and Compensation section below, Mr. Suggs changed positions at his employer in 2020, which impacted his ability to attend committee meetings for a time; we do not expect Mr. Suggs to experience such difficulties in 2021. The members of the board who are “independent directors” under the Listing Rules of the NASDAQ Stock Market, LLC, or Nasdaq, met in executive session (that is, a meeting of only directors who are “independent directors”) five times during 2020.
We do not have a policy requiring director attendance at our annual meeting. All of our current directors attended the 2020 annual meeting, and we expect our entire board to attend this year’s annual meeting.
Board, Committee and Director Performance Assessments. As part of its efforts to ensure that the Company has a high-functioning board with the collective experience, qualifications and skills necessary to guide a financial institution such as Renasant, our nominating committee annually conducts a board assessment. The assessment, which has been developed and is administered by an independent third party, asks each director to provide, on an anonymous basis, his or her opinions on various topics, including (1) the interaction between the board and management, (2) the organization of the board, including its committee structure, (3) the conduct of board and committee meetings, (4) each director’s fulfillment of his or her responsibilities as a director and (5) director compensation. After analyzing the results, the nominating committee makes recommendations to improve the operations of the board and to address any deficiencies that have been identified during the assessment process.
In addition to the assessment of the entire board, the nominating committee facilitates a peer assessment of each director whose term is expiring at the next annual meeting. For this assessment, the nominating committee asks each member of the board to assess, as to each director whose term is expiring, such director’s contributions to the board and participation in board and committee meetings and other board activities, among other things. The committee uses this information as one factor in determining whether a director whose term is expiring should be nominated for reelection.
Finally, our board committees annually perform a self-assessment. These committee self-assessments are designed to elicit input from committee members regarding the efficiency of the committee’s operations and ways that the committee can better fulfill the responsibilities assigned to it under its charter or as otherwise delegated to it by the board.
Director Independence
The board has determined that each of our directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, with the exception of Messrs. McGraw, Hart and Waycaster who are not independent directors because they are Renasant employees or, in Mr. Hart’s case, because he retired as an employee within the last three years. When determining each director’s status as an “independent director,” the board evaluated the following relationships involving Renasant or the Bank:
•Transactions involving a director, members of his or her immediate family and businesses with which they are associated and the Company or the Bank - More information about these transactions may be found below under the headings “Indebtedness of Directors and Executive Officers” and “Other Related Person Transactions.”

•Employment relationships between the Bank and directors' immediate family members - The Bank employs Mr. Creekmore’s son as a portfolio manager in the Bank's corporate banking department and Mr. Holland's son as an associate financial advisor in the Bank's wealth management division. Neither of these employees is considered an “executive officer” of the Company. The compensation paid to each employee, which is below the amount necessary to qualify as a related person transaction, was consistent with the compensation paid to similarly-situated employees of the Bank. The Bank also employs Dr. Heyer’s son as an advisor in the Bank’s wealth management division. He is not an “executive officer,” but his employment is a related person transaction because of the amount of compensation he was paid in 2020. More details about our employment of Dr. Heyer’s son can be found in this section below under the heading “Other Related Person Transactions.”
Board Leadership Structure
Our executive chairman serves as chairman of the board, and the board has appointed a lead director.
Chairman. E. Robinson McGraw, our executive chairman and former chief executive officer, serves as chairman of the board of the Company and the board of the Bank. We believe Mr. McGraw’s service as our chairman enhances the board’s operations, as he is an effective bridge between our non-employee directors and management. As executive chairman, Mr. McGraw remains involved, with Mr. Waycaster and the rest of Renasant’s senior executive management, in developing Renasant’s strategic plan and implementing the steps needed to achieve the goals set forth in the strategic plan. However, being no longer responsible for overseeing our day-to-day operations, Mr. McGraw is able to take a more objective view of management decision-making. In addition, Mr. McGraw is able to provide objective insight on the current state of our overall operations, future prospects and the risks faced by the Company and the Bank. With such a deep knowledge of the Company and the Bank, Mr. McGraw is ideally suited to lead the board’s discussions.
Lead Director. John M. Creekmore serves as “lead director” of our board of directors and is a member of the board’s executive committee. The members of the board who meet the definition of “independent director” under the Nasdaq Listing Rules select our lead director; no lead director is required if the chairman qualifies as an “independent director.”
The lead director serves as an independent counterbalance to the chairman of the board and essentially as a co-equal. Mr. Creekmore has been a director since 1997, predating our chairman’s service on the board, which we believe adds weight to his independent voice on the board. The duties of the lead director are described in our Bylaws and include the following:
•Scheduling and setting the agenda for board meetings with the chairman;
•Scheduling, setting the agenda for, and chairing all executive sessions of the “independent directors” of the board;
•Determining the appropriate materials to be sent to directors for all meetings;
•Acting as a liaison between the board and the chief executive officer and our other executive officers;
•Assisting the compensation committee in evaluating the chief executive officer’s performance;
•Assisting the nominating committee in its annual assessment of the board’s committee structure and each committee’s performance; and
•Overseeing the board’s communications with our shareholders.
In addition, the lead director may call the board into executive session to discuss matters outside the presence of the chairman and other non-independent directors. The lead director is also expected to familiarize himself with the Company, the Bank and the banking industry in general. He also is expected to keep abreast of developments in the principles of good corporate governance.

Board Committees
The members of each of our executive, audit, nominating, compensation and ERM committees as of the date of this proxy statement, and a brief description of each committee’s function, are below:

Executive Committee
John M. Creekmore, Chair
The executive committee exercises the power and authority of the full board of directors between scheduled board meetings. Among other things, the executive committee takes a lead role in succession planning for our senior management. The ability of the executive committee to act is subject to limitations imposed under Mississippi law and the committee’s charter.
The executive committee is composed of the chairman of the board, the lead director, the chief executive officer and three additional directors who are “independent directors” as defined in the Nasdaq Listing Rules. The executive committee met 15 times in 2020.

Neal A. Holland, Jr., Vice-Chair
Albert J. Dale, III
John T. Foy
E. Robinson McGraw
C. Mitchell Waycaster

Audit Committee
John T. Foy, Chair	The audit committee's responsibilities include the following:
Marshall H. Dickerson, Vice-Chair	Appointing, approving the compensation of and overseeing our independent registered public accountants;
Gary D. Butler
Connie L. Engel	Monitoring the integrity of our financial reporting process and system of internal controls;
Michael D. Shmerling
Sean M. Suggs	Monitoring the independence and performance of our independent registered public accountants and internal auditing department;

Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;

Facilitating communication among our independent registered public accountants, management, the internal auditing department and the board of directors; and

Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The sections below titled Report of the Audit Committee and Independent Registered Public Accountants describe the actions taken in 2020 and the committee's processes. In 2020, the committee held 17 meetings.

Each member of our audit committee is an “independent director” within the meaning of the Nasdaq Listing Rules, satisfies the other requirements for audit committee membership under the Nasdaq Listing Rules and meets all independence requirements under SEC regulations. The board has determined that both Mr. Shmerling and Mr. Suggs qualify as an “audit committee financial expert” under applicable SEC regulations and satisfy the financial sophistication requirements under the Nasdaq Listing Rules.

Nominating and Corporate Governance Committee
Neal A. Holland, Jr., Chair
The nominating committee evaluates, nominates and recommends individuals for membership on our board of directors and the board’s committees. Specific information about our director selection process is below under the heading “Director Selection.” In addition, the committee oversees the formation and implementation of our governance policies, including our Governance Guidelines, stock ownership guidelines and the annual board and director performance assessments. More information about our Governance Guidelines and stock ownership guidelines, and these assessments may be found under the “Governing Documents and Practices” and “Board of Directors” headings above.
Each member of the nominating committee is an “independent director” under the Nasdaq Listing Rules. During 2020, the committee held seven meetings.

John M. Creekmore, Vice-Chair
Marshall H. Dickerson
John T. Foy
Michael D. Shmerling

Compensation Committee
Albert J. Dale, III, Chair
The compensation committee’s primary functions are setting our overall compensation strategy and administering the compensation of our named executive officers and other senior executive officers. The compensation committee charter does not allow the committee to delegate its functions. The Compensation Discussion and Analysis section below explains the compensation committee’s processes and procedures and discusses its specific decisions with respect to 2020 compensation for our named executive officers. The committee met eight times during 2020.
Each member of the committee is an “independent director” within the meaning of the Nasdaq Listing Rules and a “non-employee director” under SEC regulations. In determining independence, the board considered each member’s ability to be independent from management in light of his relationships with us and the Bank, including any compensation (such as consulting, advisory or other compensatory payments) received from us or the Bank, whether the member is considered our affiliate and additional relevant factors, including for Messrs. Creekmore, Heyer and Holland, the Bank's employment of their sons.

Richard L. Heyer, Jr., Vice-Chair
Donald Clark, Jr.
John M. Creekmore
Neal A. Holland, Jr.

Enterprise Risk Management Committee
Michael D. Shmerling, Chair
The ERM committee has overall responsibility for our enterprise-wide risk assessment management and oversight process. To ensure that the committee has insight into our overall operations, the chairs of our executive, audit, compensation and nominating committees and the Bank’s credit review, investment and technology committees are members of the ERM committee. More information about the Company’s risk assessment process and the role of the ERM committee in this process may be found below under the heading “Role of the Board in Risk Oversight.”
Each member of the ERM committee is an “independent director” as defined under the Nasdaq Listing Rules. During 2020, the committee held four meetings.

John T. Foy, Vice-Chair
Gary D. Butler
John M. Creekmore
Albert J. Dale, III
Marshall H. Dickerson
Richard L. Heyer, Jr.
Neal A. Holland, Jr.
The members of these committees are subject to change. Changes are generally made effective as of the annual meeting. We update our corporate website from time to time to reflect any changes in the membership of these committees. You can find this information by going to www.renasant.com, clicking on “Corporate Governance” and then clicking on “Committee Composition.”

Role of the Board in Risk Oversight
Oversight. Our full board of directors is ultimately responsible for the oversight and management of our risk management and mitigation functions. To identify and mitigate risk, the board primarily acts through its committee structure. The board’s ERM committee, which meets quarterly and is made up entirely of "independent" directors, is responsible for identifying enterprise-wide risks (including information security and cybersecurity risks as well as risks related to business continuity and disaster recovery planning), assessing how each risk might affect other risks and facilitating our operations within risk tolerance levels that are established by management and reviewed by the board. The ERM committee oversees and assists management in the risk assessment process and the implementation of comprehensive risk management processes and procedures, it validates risk tolerance levels suggested by management, and it reviews and adopts policies, procedures and controls that are intended to mitigate risk.
The following discussion highlights certain risks facing the Company and the role of the ERM committee and other standing committees of the board, working with management committees that report to these committees, in identifying and mitigating these risks:
•Cybersecurity and Information Security Risks. The ERM committee and the Bank’s technology committee oversee risks related to our technological infrastructure, information security, cybersecurity, business continuity and disaster recovery programs. At each meeting of the ERM committee, our information security officer provides a report to the committee on our cybersecurity and network security initiatives, emerging risks and management’s plans to mitigate such risks and employee training on cybersecurity and related issues, among other topics. In addition, our chief technology officer addresses business continuity matters with the ERM committee, such as in 2020 the impact on our information technology infrastructure resulting from the significant increase in employee telework following the onset of the COVID-19 pandemic.
The technology committee, which meets quarterly, is responsible for the oversight of the Bank’s strategies and operations with respect to information technology matters. Although the technology committee’s focus is broader than just information security and cybersecurity risk, at each meeting, the committee receives a report on information security and other cybersecurity matters similar to the report provided to the ERM committee. As a member of the ERM committee, the chairman of the technology committee updates the committee on the technology committee’s discussions with respect to our technological infrastructure and the impact thereof on matters within the ERM committee's focus.
We also retain third parties to test the effectiveness of our efforts to identify and respond to existing and emerging threats to information security and cybersecurity. For example, on an annual basis we engage a third party to conduct an audit of our cybersecurity, which includes internal and external penetration testing. We also engage another independent company to conduct penetration testing from time to time over the course of the year. To the extent this testing uncovers any potential vulnerabilities in our security or otherwise recommends improvements to our systems, management will then make efforts to appropriately address the concerns or implement the recommendations.
•Financial Reporting and Operational Risk. The audit committee focuses on matters that fall within this category of risk. This committee meets regularly with management, our independent registered public accountants and our internal auditors (outside the presence of management) to discuss the integrity of our financial reporting processes and internal controls and the steps taken to monitor and control related risks. In addition, at almost every meeting the committee receives a management presentation designed to give the committee a better understanding of our operations and how the subject of the presentation impacts our overall operational risk. More information about the audit committee can be found above under the heading “Board Committees” and below in the Report of the Audit Committee and Independent Registered Public Accountants sections.
•Compensation Risk. The compensation committee evaluates risks associated with our executive compensation program. The activities of the compensation committee in this regard are described in more detail in the Compensation Discussion and Analysis section below. The compensation committee is assisted by the incentive compensation committee, which is composed of senior management and reports directly to the compensation committee. The incentive compensation committee reviews our cash and equity incentive compensation arrangements (for both executive and non-executive employees) so that these arrangements appropriately balance risks and financial rewards in a manner that does not encourage or expose the Bank or the Company to imprudent risks, whether financial, credit, regulatory or otherwise. On an annual basis, management prepares for the incentive compensation committee’s review and approval of a risk assessment that describes both the risks presented by our incentive compensation arrangements and the procedures in place designed to mitigate the risks that have been identified. This risk assessment is then presented to the compensation committee for its review. As part of this review process, each committee may recommend changes to incentive plans or additional procedures to be adopted in order to further mitigate the risks presented by our incentive compensation arrangements.
Policies and procedures that we have adopted to address risks associated with our executive compensation program are described in the Compensation Discussion and Analysis section below. Other compensation-related risk mitigation practices apply to specific groups of employees. For example, our lenders may be eligible for incentives based on their loan production. This creates a risk that a lender may try to make riskier loans to boost his or her incentive. We have addressed this risk by, among other things, requiring that a lender satisfy loan quality thresholds consistent with our overall goals for loan portfolio performance as a condition to his or her eligibility to receive an incentive payment. As another example, mortgage originators are compensated on a commission basis, based on the volume of loans originated. This creates a risk that employees may focus on high-income areas, to the exclusion of low- and moderate-income areas, exposing us to criticism from a fair lending perspective, among other things. We have addressed this risk by imposing goals for low income and minority lending. On an ongoing basis, the incentive compensation committee monitors our incentive compensation arrangements to determine whether additional risk mitigants are necessary.
•Lending Risk. The credit review committee, a Bank committee, is primarily responsible for credit administration and other risks arising in connection with our lending activities. Among other things, this committee approves the Bank’s loan policy manual and any changes to our loan policies. The credit review committee’s work is supplemented by a number of management committees that report to it on various aspects of our lending activities, such as the problem asset review committee.
•Interest Rate and Liquidity Risk. This risk is monitored by the Bank’s investment committee. The committee's goal is to structure our asset-liability composition in a way that (1) maximizes our net interest income while minimizing the adverse impact of changes in interest rates on interest income and capital and (2) provides adequate sources of short and long-term liquidity both under the current interest rate environment and under various hypothetical interest rate scenarios. The asset/liability committee, a management committee reporting to the investment committee, monitors our interest rate sensitivity and makes decisions relating to that process.
•Insurance Risk. The property and insurance committee, which is a Bank committee, monitors our insurance program. The committee's purpose is to assess whether Renasant is appropriately insured against the various risks facing us (including cybersecurity risk), in light of our size and the nature and scope of our operations, and to understand the extent of our uninsured risk. In addition, the committee analyzes emerging issues relating to these coverages (or denials of coverage) for our various activities.
At each board meeting, the chairs of each of the foregoing committees provide a report to the full board of directors on the committee’s activities since the prior board meeting. To the extent that any risk reported to the full board needs to be addressed outside the presence of management, the board may call an executive session to discuss the issue.
In addition to our full board of directors and committee structure, Mr. Waycaster, who as chief executive officer ultimately is responsible for management’s implementation of our risk management processes, supports the board's oversight of risk by providing access to adequate and timely reports and information, access to our employees and the prompt implementation of recommendations by our committees. Mr. Creekmore, as our lead director, leads an independent review of the risk assessments developed by management and reported to the committees. Finally, we have a chief risk officer who leads management’s assessment of the risks we face, the determination of our risk tolerance levels and the implementation of effective risk management processes and procedures.

Director Education. Our board recognizes that, to fulfill its risk oversight duties and appropriately satisfy its other responsibilities, it is essential that each director stays abreast of developments in the financial services industry and the risks facing financial institutions similar to us as well as corporate governance best practices for publicly-traded companies. The board taps internal and external resources to obtain the necessary education and training. Multiple times each year, Renasant’s management conducts board presentations on the policies, procedures and controls governing every facet of our operations, including our practices regarding the identification, assessment and mitigation of the various risks facing us. These presentations assist our directors not only in performing their risk-oversight responsibilities on various committees but also in performing an informed review of the work of committees on which they do not serve. Each committee also periodically receives management presentations on topics relevant to the committee’s work.
Although the COVID-19 pandemic resulted in these presentations in 2020 being made via video conference or conference call, the training sessions continued. In 2020, full board presentations included the following: our chief compliance officer trained the board on our regulatory compliance policies and procedures, while our general counsel provided an overview of Board oversight of environmental, social and governance matters, training on insider trading and other federal securities law matters impacting the board and a corporate governance update.
Members of the board are also expected to avail themselves of external education opportunities to enhance their knowledge of corporate governance and operational risks facing the Company and the banking industry in general and to improve their ability to oversee management in identifying and mitigating these risks. The Company bears the cost of the directors’ external education.
Director Selection
The nominating committee evaluates and recommends potential new directors based on the needs of the board and Renasant generally. In addition, as noted in the discussion of our director, board and committee assessment process under the “Board of Directors” heading above, the nominating committee facilitates the board’s assessment of each director whose term is expiring at an upcoming annual meeting, the purpose of which is to determine if each director is making the expected contributions to the board such that he or she should be nominated for reelection. The committee’s objective is to craft a board composed of individuals with a broad mix of backgrounds and experiences and possessing, as a whole, the experience, qualifications and skills necessary to guide a publicly-traded financial institution like Renasant in the prevailing business environment.
Although there is no formal policy, as stated in our Governance Guidelines, Renasant believes that board membership should reflect diversity in its broadest sense, in order to promote the inclusion of different perspectives and ideas. The nominating committee considers a candidate’s gender, age, ethnicity, experience, education, geographic location (focusing on areas where Renasant operates) and difference of viewpoint when evaluating his or her qualifications for election to the board.
In addition to the eligibility requirements included in our Bylaws, the following qualifications and qualities, among others, are studied by the nominating committee when evaluating a candidate to be nominated for election to our board:
•“Independence” within the meaning of the Nasdaq Listing Rules and SEC rules and regulations;
•Significant business experience in banking, financial services or other business, or in marketing, finance, legal, accounting or other professional disciplines;
•Diversity, as described above;
•Familiarity with and participation in the communities in which we operate;
•Prominence and a highly-respected reputation in his or her profession;
•A proven record of honest and ethical conduct, personal integrity and independent judgment;
•The ability to represent the interests of our shareholders and other stakeholders (including, for example, our employees and customers and the communities we serve); and
•The ability to devote time to fulfill the responsibilities of a director and to enhance his or her knowledge of the banking and financial services industry.

Usually, nominees for election to the board are proposed by the current members of the board or executive management. The nominating committee will also consider candidates that shareholders and others recommend, and the committee uses the same criteria in assessing shareholder-recommended candidates as it does for candidates proposed by the committee, another board member or executive management. More information about the process for shareholder recommendations may be found below under the heading “Shareholder Communications” in the paragraph titled “Process for Shareholder Recommendations.”
Indebtedness of Directors and Executive Officers
Certain of our directors and executive officers, members of their immediate families and businesses with which they are associated are customers of the Bank and have entered into loan transactions with the Bank. These transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank’s board of directors approved all such loans in accordance with the Federal Reserve’s Regulation O and other bank regulatory requirements.
Other Related Person Transactions
Review and Approval of Related Person Transactions. The board reviews transactions involving related persons to determine that the terms are substantially the same as the terms that would be expected if the transaction were with a person or entity that is not related to us or the Bank. To identify related person transactions, our directors and executive officers annually complete a Regulation O questionnaire (in the summer of each year) and a Director and Officer Questionnaire (in December of each year). Both questionnaires require our directors and executive officers to disclose their related persons and any transactions with us in which they or a related person has an interest. In addition, we review loan and deposit balances as well as accounts payable to vendors to further identify transactions in which a related party may have an interest.
The types of transactions that must be reviewed and approved or ratified by the board of directors include extensions of credit, real property leases and other business relationships. When the board reviews and approves or ratifies transactions, the director or executive officer associated with the matter is not present while discussions and deliberations are held and, if the transaction involves a director, the director must abstain from voting on the matter.
Ordinary Course Transactions. In addition to the loan transactions described under the “Indebtedness of Directors and Executive Officers” heading above, we have deposit and other financial services-related relationships in the ordinary course of the Bank’s business with our directors and executive officers, members of their immediate families and businesses with which they are associated, and we expect to engage in similar transactions with these persons in the future. All depository and other financial services-related relationships with these persons were made in the ordinary course of the Bank’s business and involved substantially the same terms, including interest rates and fees (as applicable), as those prevailing at the time for comparable relationships with persons not related to the Company or the Bank.
Employment Relationships. The Bank employs Dr. Heyer’s son as a senior managing director in the Bank’s wealth management division. In 2020, his total cash compensation was $150,701, which is consistent with the compensation paid to similarly-situated employees of the Bank. Dr. Heyer’s son is not an “executive officer” of the Company as that term is defined under SEC rules and regulations.
Additional Related Person Transactions. In 2020, we were parties to certain transactions in which Bartow Morgan, Jr., who was an executive officer of the Company until August 2020, had a direct or indirect material interest. We became a party to these transactions as a result of the completion of our acquisition of Brand Group Holdings, Inc. in September 2018. Our related person transactions involving Mr. Morgan are described below:
•The Bank leases the real estate where certain of its branches are located from a trust of which Mr. Morgan is a trustee and an approximate 25% beneficiary (taking into account the interest of Mr. Morgan and his children) (this trust is referred to as the “Morgan Family Trust”). The following table sets forth (1) the location of each of these branches, (2) the lease payments made in 2020 and (3) the payments due over the remaining term of each of the leases, which expire at various times between 2022 and 2025 (amounts in the columns below include, to the extent known, triple net charges):

Branch Address	Lease payments in 2020	Lease payments due from January 1, 2021 through remaining term of lease
2255 Buford Highway Buford, Georgia 30518	$362,277	$659,254
6224 Sugarloaf Parkway, 1st floor Duluth, Georgia 30097	$384,960	$735,153
6224 Sugarloaf Parkway, 2nd and 3rd floors Duluth, Georgia 30097	$335,292	$1,603,991
6224 Sugarloaf Parkway, Suites 150 and 160 Duluth, Georgia 30097	$77,603	$148,335
1255 Lakes Parkway, Suites 105, 115 and 150 and Building 200 Lawrenceville, Georgia 30043	$457,699	$1,754,021
1255 Lakes Parkway, Suites 110 and 180 Lawrenceville, Georgia 30043	$207,830	$796,522
480 Peachtree Industrial Boulevard Suwanee, Georgia 30024	$118,993	$297,570
•Brand Properties, LLC and Brand Real Estate Services, Inc., both of which are owned by the Morgan Family Trust, provide property management services for the above-listed branch locations and our Dacula, Georgia branch location. In 2020, these entities were paid $83,989 in the aggregate for property management services, and we expect to pay an aggregate of approximately $236,818 to these entities for such services over the remaining terms of the applicable leases (these entities do not provide property management services with respect to any of our other locations).
•The Bank’s subsidiary GardenBrand, LLC is party to a purchase and sale agreement with two entities owned by the Morgan Family Trust. Under this agreement, GardenBrand, LLC has agreed to sell a vacant lot in Atlanta, Georgia, to one of the entities owned by the Morgan Family Trust in exchange for the real estate, owned by the other entity owned by the Morgan Family Trust, on which the Bank’s branch in Suwanee, Georgia, is located and cash. The purchase and sale agreement was entered into in 2015; in 2020 we agreed to extend the closing until May 2021. As a condition of the extension, $150,000 in earnest money was irrevocably released to us, and the lease for the Bank’s Suwanee branch was amended to reduce the rent due thereunder. Our executive committee reviewed and approved the terms of the proposed extension and lease amendment before we amended the purchase and sale agreement to provide for the extension.
Legal Proceedings Involving a Director or Executive Officer and the Company or the Bank
We are not aware of any current legal proceedings where any of our directors, executive officers or other affiliates, any holder of more than 5% of our common stock, or any of their respective associates, is a party adverse to, or has a material interest adverse to, us, the Bank or any of our other subsidiaries.
Shareholder Communications
Receipt of Proxy Materials. If you received a paper copy of this proxy statement, you can elect to receive future proxy materials over the internet. Please refer to your proxy card for instructions for requesting electronic delivery of our proxy materials. If you received the Notice describing the electronic availability of our proxy materials, you may obtain a paper copy of the materials. Please refer to the Notice for instructions for ordering a paper copy of the proxy materials and selecting a future delivery preference.
Shareholder Questions. Although we have no formal policy, shareholders may send communications to the board and individual directors by contacting Kevin D. Chapman, our Chief Operating Officer, in one of the following ways:
•By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Chief Operating Officer;
•By e-mail to KChapman@renasant.com; or
•By phone at (662) 680-1450.
Mr. Chapman will forward to the audit committee any communication concerning employee fraud or accounting matters, and he will forward to the full board any communication relating to corporate governance or requiring action by the board of directors. Mr. Chapman will directly respond to communications that may be addressed most effectively by management.
Process for Shareholder Recommendations. Shareholders may recommend candidates for election to the board of directors. Recommendations should be addressed to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Secretary. Recommendations must be submitted to us no earlier than December 28, 2021, and no later than January 27, 2022, for consideration as a possible nominee for election to the board at our 2022 annual meeting.
The advance notice and eligibility provisions that apply to shareholder recommendations of director candidates are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Among other things, a shareholder’s notice must include the following information as to each nominee:
•The reason for making the nomination;
•All arrangements or understandings between or among the recommending shareholder(s) and the nominee, as well as any information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder (and any beneficial owner on whose behalf the recommendation has been made) were the registrant;
•All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to the Exchange Act and the rules and regulations promulgated thereunder; and
•The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.
A shareholder’s notice must also include the name and address of the nominating shareholder and information relating to, among other things (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interests in our stock (such as rights to dividends) and all proxies and other arrangements to vote our stock held by the nominating shareholder and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by a shareholder in a contested election. If a shareholder intends to recommend a nominee for election as director on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to the beneficial owner.
Shareholder Proposals for the 2022 Annual Meeting. At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors, a non-binding advisory resolution relating to our executive compensation and a proposal to ratify the audit committee’s appointment of our independent registered public accountants for that fiscal year. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.
Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2022 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2022 annual meeting is held within 30 days of April 27, 2022, shareholder proposals must be received by our Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827, no later than the close of business on November 18, 2021 and otherwise satisfy the requirements of Rule 14a-8, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.
Shareholders interested in submitting a proposal at the 2022 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting. The notice must contain information specified in our Bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.

Under our Bylaws, based on the meeting date of April 27, 2021 for the 2021 Annual Meeting of Shareholders, a qualified shareholder who wishes to introduce a proposal or nominate a director at the 2022 Annual Meeting of Shareholders but without the inclusion of the proposal or nomination in our proxy materials for the meeting must give written notice to our Secretary not earlier than the close of business on December 28, 2021, and not later than the close of business on January 27, 2022.
The advance notice provisions in our Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position(s) if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, a copy of which is available upon request. Requests should be sent to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827.

BOARD MEMBERS AND COMPENSATION
Members of the Board of Directors
The following information lists each member of our board of directors who will continue after the 2021 annual meeting (ages are as of the meeting), assuming all of our nominees to the board are elected. The information below highlights the specific experience, qualifications, attributes and skills that led us to conclude that each should be and remain a member of our board. We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders, including the qualities listed in the Corporate Governance and the Board of Directors section under the heading “Director Selection” above.

Name	Age	Class	Background, Experience, Qualifications and Skills
Donald Clark, Jr. Director since 2017	71	1
Background: Mr. Clark is senior counsel in Butler Snow, LLP, the largest law firm based in the State of Mississippi. He served as chairman of the firm for 14 years, ending in December 2019. As a member of the firm’s Public Finance and Incentives Group, Mr. Clark has extensive experience in municipal bonds, economic development incentives and government relations. Mr. Clark was appointed a director of the Company upon the completion of our acquisition of Metropolitan BancGroup, Inc. in July 2017.
Experience/Qualifications/Skills: Mr. Clark is highly regarded in the legal profession. As Chairman of Butler Snow, he oversaw the operations of a firm with over 350 attorneys located in 26 offices spread throughout the United States (as well as two international offices), many of which are located within the Bank’s footprint. This experience provides the board with insight on the needs of customers within many of our markets. As the former leader of a law firm, Mr. Clark also can provide valuable input to the board on enterprise-wide risk management practices. Finally, Mr. Clark’s experience in public finance, economic development incentives and government relations makes him a resource to the board in these areas.

Albert J. Dale, III Director since 2007	70	1
Background: Mr. Dale is chairman of the board of Dale, Inc. and served as president of the Company from 1985 until December 2018. Dale, Inc., located in Nashville, Tennessee, is a specialty contractor and a Marvin Windows and Doors, Kolbe Windows and Doors and Sierra Pacific Windows and Doors dealer in Tennessee, Kentucky and Alabama. He was appointed a director of the Company upon the completion of our acquisition of Capital Bancorp, Inc., or "Capital," in July 2007.
Experience/Qualifications/Skills: As a supplier to businesses and consumers, Mr. Dale’s professional experience provides the board with insight from the customer’s perspective on the needs and risks associated with business development. In addition, Mr. Dale brings to the board an intimate knowledge of Nashville, Tennessee, one of our growth markets. We rely on Mr. Dale for advice on where and how to serve the Nashville metropolitan area.

Name	Age	Class	Background, Experience, Qualifications and Skills
Connie L. Engel Director since 2018	68	1
Background: Ms. Engel is a partner in the Atlanta Office Division of Childress Klein, Inc., a commercial real estate firm engaged in the development, management and leasing of commercial real estate throughout the southeastern United States. Ms. Engel has been responsible for the development and leasing of the Atlanta Galleria Office Park located in Atlanta, Georgia, for over 25 years. Since 2005, Ms. Engel has served on the Board of Trustees of the Kennesaw State University Foundation, Kennesaw, Georgia, as Chairwoman and trustee. She is the Vice Chair of the Cumberland Community Improvement District and currently serves on the Board of Directors of the Atlanta chapter of the National Association of Corporate Directors.
Experience/Qualifications/Skills: Commercial real estate lending is a significant aspect of our operations. Ms. Engel's extensive experience in commercial real estate and development enables her to provide valuable insight with respect to our commercial real estate operations throughout our footprint, but particularly in the Atlanta metropolitan area, one of our most important growth markets. In addition, Ms. Engel served on the audit committee of Brand prior the merger. We believe this experience allows her to be a valuable member of our audit committee.

John T. Foy Director since 2004	73	1
Background: Mr. Foy is retired. From February 2004 until February 2008, he served as president and chief operating officer of Furniture Brands International, Inc. During that time, he was also a member of the board of directors of Furniture Brands International. Prior to 2004 he served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International was, and Lane Furniture Industries is, engaged in the manufacture of upholstered and wooden furniture.
Experience/Qualifications/Skills: Furniture manufacturing is a major segment of the economy in our North Mississippi markets. We believe that Mr. Foy’s broad experience in the furniture manufacturing industry gives us an advantage in soliciting these types of customers, as well as customers in the manufacturing industry in general. Also, Mr. Foy’s experience as the president and a director of Furniture Brands International, Inc., which was a publicly-traded company during Mr. Foy’s tenure, provides him with insights on the operation of a company with diverse operations as well as on corporate governance.

C. Mitchell Waycaster Director since 2018	62	1
Background: Mr. Waycaster has served as our and the Bank’s Chief Executive Officer since May 1, 2018, and he has been President of the Company and the Bank since January 2016. Prior to assuming his current position, Mr. Waycaster was our Chief Operating Officer since January 2016. Prior to being named President, Mr. Waycaster was our Executive Vice President since February 2003 and a Senior Executive Vice President since June 2005. He served as Chief Administrative Officer of the Bank from April 2007 to January 2016. Mr. Waycaster served as President of the Mississippi Division of Renasant Bank from January 2005 to April 2007; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December 2004.
Experience/Qualifications/Skills: Mr. Waycaster has been an employee of the Bank for over 40 years. During that time, he has worked in virtually all of the Bank’s areas of operation. This experience gives Mr. Waycaster a detailed understanding of our operations as well as the opportunities and challenges that we face. It is unlikely that any other Renasant employee has a better understanding of our current operations and our future strategies than Mr. Waycaster. His insights are essential to assisting the board in developing and implementing our strategic plans.

Name	Age	Class	Background, Experience, Qualifications and Skills
John M. Creekmore Director since 1997	65	2
Background: Since June 2017, Mr. Creekmore has served as general counsel of United Furniture Industries, Inc. Prior to taking this position, Mr. Creekmore was the owner of the Creekmore Law Office, PLLC.
Experience/Qualifications/Skills: As general counsel of a large manufacturing enterprise, Mr. Creekmore brings a legal point of view to the risks and challenges that we face. Mr. Creekmore has served on our board and the Bank's board since 1997, providing insights regarding the legal implications of our plans and strategies as well as internal operational matters. Finally, Mr. Creekmore works in Verona, Mississippi, and helps shape our policies with respect to our smaller markets.

Jill V. Deer Director since 2010	58	2
Background: Ms. Deer is Chief Administrative Officer for Brasfield & Gorrie, L.L.C., one of the nation’s largest privately-held construction firms, and a member of the company's executive team. In her role as Chief Administrative Officer, Ms. Deer is responsible for strategic planning and leads, among other areas, Brasfield & Gorrie's human resources, legal, insurance and risk, and corporate responsibility groups. Prior to joining Brasfield & Gorrie in 2014, Ms. Deer served as a principal of Bayer Properties, L.L.C., a full service real estate company based in Birmingham, Alabama, that owns, develops and manages commercial real estate. Ms. Deer joined Bayer Properties in 1999 to serve as an executive officer and general counsel of the company. Prior to that time, she was a partner in a large regional law firm in Birmingham practicing in the area of commercial real estate finance.
Experience/Qualifications/Skills: The Birmingham metropolitan area is the largest metropolitan area in Alabama and one of our key growth markets. Ms. Deer’s knowledge and experience in this market helps us develop strategies to further expand our presence in Birmingham. Furthermore, Ms. Deer’s professional experience in the real estate and construction industries gives the board an additional resource in understanding the risks and trends associated with commercial real estate, especially because Brasfield & Gorrie operates in many of the same markets in which Renasant is located. Finally, her experience in strategic planning assists the board in oversight of the formulation and implementation of our strategic plans.

Neal A. Holland, Jr. Director since 2005	65	2
Background: Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the chairman and CEO of Alliance Sand and Aggregates, LLC and the owner of Miracle Mountain Ranch LLC. Mr. Holland was appointed a director of the Company upon the completion of our acquisition of Heritage Financial Holding Corporation in 2005.
Experience/Qualifications/Skills: Mr. Holland gives us valuable advice in shaping our policies and strategies in our Alabama markets. Mr. Holland’s service on the board and executive committee of Heritage Financial Holding Corporation, which we acquired in 2005, has given him added experience and insight to the risks associated with serving on the board of a publicly-traded financial institution. As the owner of multiple businesses, he also is able to add a borrower’s perspective to the board’s discussions.

Name	Age	Class	Background, Experience, Qualifications and Skills
E. Robinson McGraw Director since 2000	74	2
Background: Since May 1, 2018, Mr. McGraw has been Executive Chairman of the Company and the Bank. Prior to assuming this position, he served as our and the Bank’s Chief Executive Officer since 2000, and he served as our and the Bank’s President from 2000 to January 2016. Since June 2005, Mr. McGraw has served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming our Chief Executive Officer.
Experience/Qualifications/Skills: It is unlikely that there is any individual that has a more intimate knowledge of our history than Mr. McGraw and his understanding of our current operations and our future plans is likely exceeded only by Mr. Waycaster. His insight is an essential part of formulating our plans and strategies. Mr. McGraw’s legal background and years of experience with the Company provide the board an additional resource on legal implications and the regulatory requirements specifically attributable to the banking industry and financial institutions.

Sean M. Suggs Director since 2018	55	2
Background: Mr. Suggs is the Vice President, Social Innovation, for Toyota Motor North America. In this position, Mr. Suggs is responsible for, among other things, Toyota Motor North America's philanthropy efforts, diversity and inclusion strategy and environmental sustainability function across North America. Prior to assuming this position in January 2021, Mr. Suggs was the president of Toyota Motor Manufacturing, Mississippi, Inc., beginning in January 2018. In this role, he was responsible for all manufacturing and all accounting, financial reporting and other administrative functions of Toyota’s Blue Springs, Mississippi, plant, which produces the Toyota Corolla. Prior to this position, Mr. Suggs was vice president of manufacturing and administration at the Mississippi vehicle assembly plant. Prior to joining the automotive industry in 2008, Mr. Suggs served eight years in the United States Army.
Experience/Qualifications/Skills: Given his position overseeing the diversity and inclusion efforts of an entity spanning the entire North American continent, Mr. Suggs provides the board essential insight regarding our own efforts to promote diversity and inclusion throughout the Company. Furthermore, prior to his current role, Mr. Suggs oversaw the operations of an automobile manufacturing plant. The successful management of such an operation requires expertise in manufacturing technology, production quality and corporate leadership, among other things. We believe the skills that Mr. Suggs has acquired in overseeing manufacturing operations at Toyota’s plant in Mississippi will be very beneficial to the oversight of the Bank’s operations.

Name	Age	Class	Background, Experience, Qualifications and Skills
Gary D. Butler, Ph.D. Director since 2020	50	3
Background: Dr. Butler is the founder, chairman and chief executive officer of Camgian Microsystems Corporation, a recognized leader in developing advanced information technologies that leverage innovations in the areas of signal processing, data analytics and artificial intelligence. Dr. Butler also serves on the Vanderbilt University School of Engineering Board of Visitors. He has served as a director of the Bank since April 2019.
Experience/Qualifications/Skills: Dr. Butler leads a company on the cutting-edge of developing advanced information processing technologies that deliver decision support capabilities in the national security and finance sectors. We believe his background in algorithms and artificial intelligence will be invaluable to us as we develop strategies to leverage data collected in our daily operations. Also, Dr. Butler's expertise in internet and wireless communication-related matters will enhance our board's ability to oversee and advise on our strategies with respect to information technology, business continuity planning and cybersecurity. Finally, in addition to its organic growth, Camgian's growth has been supported by acquisition. We believe that Dr. Butler's experience in this regard will enable him to provide valuable insights with respect to the opportunities and risks associated with our mergers and acquisitions activity.

Richard L. Heyer, Jr. Director since 2002	64	3
Background: Dr. Heyer has served as a physician and partner of Tupelo Anesthesia Group, P.A. since 1989. In addition, Dr. Heyer is President and co-owner of TAG Billing, LLC, a medical billing service provider in the medical industry.
Experience/Qualifications/Skills: Dr. Heyer’s experience in the medical industry brings a unique perspective to the challenges and opportunities that our board faces. Dr. Heyer’s background and experience is important in the formulation of board policy. Dr. Heyer is a business owner in the medical industry and adds this perspective to board discussions.

Michael D. Shmerling Director since 2007	65	3
Background: Mr. Shmerling has served as chairman of Choice Food Group, Inc., a manufacturer and distributor of food products, since July 2007 and chairman of Clearbrook Holdings Corp. (formerly XMI Holdings Inc.) since 1999. Mr. Shmerling previously served as a senior advisor to Kroll, Inc., a risk consulting company, from August 2005 to June 2007 and an executive vice president of Kroll, Inc. from August 2000 to June 2005. Effective as of May 2001, he also served as Chief Operating Officer of Kroll. Mr. Shmerling was appointed a director of the Company upon the completion of our acquisition of Capital in July 2007. Mr. Shmerling is also a director for Healthstream, Inc., a publicly-traded company, and serves on the company's audit committee.
Experience/Qualifications/Skills: Mr. Shmerling’s business and philanthropic endeavors in the Nashville market provide us with opportunities to create new business relationships and grow market share in this key area. In addition, his 39-year professional history as a licensed CPA (now inactive) in public and private practice provides the board with a broad range of financial knowledge and business acumen. Mr. Shmerling is experienced in assessing and mitigating risk and formulating policies designed to minimize risk exposure. In addition, his experience as an officer and director of publicly-traded companies gives the board another resource for issues specific to publicly-traded companies in the areas of financial reporting and corporate governance.

Director Compensation
Below is a description of the compensation we pay to our non-employee directors and the process we use to determine compensation. Directors who are also our employees, Messrs. McGraw and Waycaster, do not receive additional compensation for services rendered as directors.
Each year, our independent compensation consultant, Pearl Meyer & Partners, LLC, or “Pearl Meyer,” provides the compensation committee with information about peer group compensation practices and recommendations for non-employee directors. The compensation committee reviews the Pearl Meyer information and recommends to our full board the level of non-employee director compensation for the upcoming year. At its December meeting, the board reviews the committee’s recommendations and ordinarily ratifies the recommended compensation. Any modifications are implemented after our annual meeting.
Compensation for our non-employee directors is set at a level that is at or near the median of the compensation paid to directors in our compensation peer group using information obtained from Pearl Meyer about the practices of companies in the group. More information about our compensation peer group can be found in the Compensation Discussion and Analysis section below under the heading “Compensation Committee Practices - Peer Groups.” As a matter of policy, each of our non-employee directors receives an annual stock award with the same value. Annual cash retainers are the same, with the exception of our lead director and the chairs of our audit, executive, compensation and nominating committees and the Bank’s credit review committee. Meeting fees are the same for committee members, but chairs may receive an additional amount. We do not pay special or strategic compensation (such as for the completion of a merger), make “one-time” payments, provide tax gross ups, negotiate additional fees or payments for individual directors or “benchmark” compensation to our compensation peer group.
The table below includes information about all of the compensation that was paid to our non-employee directors for services they rendered during our fiscal year ended December 31, 2020.

2020 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F
Gary D. Butler	$59,750	$33,483	$—	$898	$94,131
Donald Clark, Jr.	59,333	33,483	3,235	1,189	97,240
John M. Creekmore	85,333	33,483	11,354	9,532	139,702
Albert J. Dale, III	87,083	33,483	2,796	8,789	132,151
Jill V. Deer	68,833	33,483	2,888	1,189	106,393
Marshall H. Dickerson	77,833	33,483	175	10,477	121,968
Connie L. Engel	60,833	33,483	—	1,189	95,505
John T. Foy	76,833	33,483	—	1,933	112,249
R. Rick Hart(1)	50,625	33,483	10,003	5,197	99,308
Richard L. Heyer, Jr.	72,583	33,483	2,912	1,189	110,167
Neal A. Holland, Jr.	91,958	33,483	—	1,189	126,630
Michael D. Shmerling	72,333	33,483	232	9,733	115,781
Sean M. Suggs	50,583	33,483	644	1,189	85,899
(1)Does not reflect compensation paid to Mr. Hart in 2020 for services as an executive officer of the Company, including payments from our annual performance-based cash reward plan and the value of stock awards that vested during 2020 (each prorated to reflect his service prior to his retirement) as well as payments under his supplemental executive retirement plan.
Compensation reported in the table above represents both cash payments and the value of other forms of payments and benefits as follows:
•Column B - Fees Earned or Paid in Cash. Amounts in this column reflect the retainers and meeting fees we paid to our non-employee directors. Fees may be voluntarily deferred under our Deferred Stock Unit Plan or Deferred Income Plan, which are described below:

•We paid the following retainers, prorated in the form of equal monthly payments:
•All directors received an annual retainer in the amount of $45,000;
•Our lead director received an additional retainer in the amount of $12,000;
•The chair of the audit committee received an additional retainer in the amount of $10,000, the chairs of the executive, compensation and nominating committees each received an additional retainer in the amount of $7,500 and the chair of the Bank's credit review committee received an additional retainer in the amount of $6,000; and
•Members receive $500 for each meeting they attend and committee chairs who do not receive an additional retainer receive $750 for each meeting chaired (including meetings of Bank committees).
•Each of our non-employee directors who serves on one of our state bank boards was paid a $500 fee quarterly or when the board meets, a $125 fee in each month during which a meeting was not held, and a $200 fee for attendance at state bank board committee meetings.
•Column C - Stock Awards. On April 28, 2020, each director received a time-based restricted stock award of 1,325 shares of our common stock that will vest at the 2021 annual meeting. Column C reports the aggregate fair value of these awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation.” Dividends payable on restricted stock awards are not included in our fair value determination. Please refer to Note 13, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the assumptions used to derive the fair value of our restricted stock.
•Column D - Changes in Pension Value and Nonqualified Deferred Compensation Earnings. Amounts in this column report above-market earnings on amounts deferred under the Deferred Income Plan. Interest earned on deferred amounts is considered above-market only if the interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. Our non-employee directors do not participate in a pension plan or similar arrangement.
•Column E - All Other Compensation. Cash dividends paid on restricted stock awards are included in this column. The remaining amounts in this column reflect the value of other benefits we provide to our non-employee directors, which consist of the following:
•Non-employee directors and their eligible dependents may elect to enroll in our medical and dental plans and pay full premiums for the coverage. Based on historical practice, we deduct a portion of the premiums from the cash payments we make to our electing directors (reported in Column B), and a portion of the premiums are treated as imputed income that is applied to the cost of the premiums and reported as taxable income. Amounts in Column E represent the portion of the premium that we treat as imputed income.
•We provide term life and accidental death and dismemberment insurance coverage to each director with a face amount of $10,000, at a cost of $25.
The Bank maintains two deferred compensation plans in which our non-employee directors may participate: the Deferred Stock Unit Plan, the “DSU Plan,” and the Deferred Income Plan. Under the DSU Plan, deferred amounts are credited to a bookkeeping account that is deemed invested in units representing shares of our common stock and is credited with dividend equivalent units when we pay cash dividends. Units are allocated based on a quarterly average market price of our common stock. Under the Deferred Income Plan, deferred retainer and fees are notionally invested in investment alternatives substantially similar to those offered under our 401(k) plan or in the Moody’s Composite Yield on Seasoned Corporate Bonds, which was 3.37% in 2020. Benefits under either plan are payable when a director ceases to serve as a member of our board and may be paid in a lump sum or installments. Under the DSU Plan, benefits are paid in the form of shares of our common stock; under the Deferred Income Plan, benefits are paid in cash.

EXECUTIVE OFFICERS
The names, ages (as of the annual meeting), positions and business experience of our principal executive officers, except for Messrs. McGraw and Waycaster, are listed below. Because they are also members of our board, information about Messrs. McGraw and Waycaster appears above in the Board Members and Compensation section under the heading “Members of the Board of Directors.” All of our executive officers are appointed annually by our board and serve at the discretion of the board except for our “named executive officers,” who are Messrs. McGraw, Waycaster, Mabry, Chapman, Perry and Cochran, as well as Mr. Jeanfreau, each of whom is party to an employment agreement.

Name	Age	Position
Tracey Morant Adams	55
Our Executive Vice President and a Senior Executive Vice President of the Bank since April 2018. Ms. Adams has served as the Bank’s Chief Community Development and Corporate Social Responsibility Officer since November 2016. Ms. Adams served as Senior Vice President of Small Business and Community Development from November 2013 until November 2016. Prior to joining the Bank in November 2013, Ms. Adams was Executive Director of Economic Development for The City of Birmingham, leading economic and community development projects.

Kevin D. Chapman	45
Our Executive Vice President since January 2011 and Chief Operating Officer since May 2018. Mr. Chapman served as our and the Bank’s Chief Financial Officer from October 2011 until August 2020 and our Corporate Controller from May 2006 until October 2011. He has served as Senior Executive Vice President of the Bank since January 2011 and Chief Operating Officer of the Bank since May 2018. Since May 2018, he has also served as a director of the Bank.

J. Scott Cochran	57
Our Executive Vice President since April 2007; he has served as Chief Community and Business Banking Officer since July 2017 and President of the Western Region of the Bank since October 2012. Mr. Cochran served as President of the Mississippi Division of the Bank from April 2007 to October 2012.

Kelly W. Hutcheson	38
Our and the Bank’s Chief Accounting Officer since March 2017. Prior to that time, she served as the Bank’s Senior Accounting Manager since 2011. Prior to joining Renasant in 2011, Ms. Hutcheson was a Certified Public Accountant with KPMG, LLP, serving clients in various industries throughout the southeastern United States.

Mark W. Jeanfreau	46
Our and the Bank’s General Counsel since January 2020 and our Executive Vice President since September 2017; he has also served as Senior Executive Vice President of the Bank since September 2017; prior to his assumption of the General Counsel position, Mr. Jeanfreau served as Governance Counsel of the Bank since September 2017. Prior to joining us and the Bank, Mr. Jeanfreau was a partner in the law firm of Phelps Dunbar LLP, specializing in corporate governance, securities laws and mergers and acquisitions.

James C. Mabry IV	63
Our and the Bank’s Chief Financial Officer since August 2020; he has also served as our Executive Vice President and a Senior Executive Vice President of the Bank over the same period. Prior to joining Renasant, Mr. Mabry served as Executive Vice President of Investor Relations and Mergers/Acquisitions for South State Corporation, beginning in August 2015. Prior to that role, Mr. Mabry served as a managing director of Keefe, Bruyette and Woods, a Stifel Company, leading mergers and acquisitions, strategic advisory and capital markets services for banking companies.

David L. Meredith	54
Our Executive Vice President since January 2018; he has also served as the Bank’s Chief Credit Officer over the same period. From August 2015 until January 2018, Mr. Meredith served as Senior Executive Vice President and Co-Chief Credit Officer of the Bank. From October 2013 until August 2015, he was Executive Vice President and Chief Credit Officer for the Eastern Division of the Bank. Mr. Meredith was Executive Vice President and Senior Credit Officer from January 2010 until October 2013.

Name	Age	Position
Curtis J. Perry	58	Our Executive Vice President and the Bank's Chief Corporate Banking Officer since June 2019. Prior to joining Renasant, Mr. Perry worked in a similar role at Synovus Bank since 2009.
W. Mark Williams	58
Our Executive Vice President since July 2011; he has also served as Senior Executive Vice President since July 2014 and Chief Operations Officer since January, 2020. Prior to his role as Chief Operations Officer, Mr. Williams served as the Bank’s Chief Banking Systems Officer since July 2014. He served as Chief Information Officer of the Bank from October 2012 until July 2013. From July 2011 to October 2012 he served as President of the Georgia Division of the Bank. Mr. Williams served as the Bank’s Director of Credit Administration from March 2008 to July 2011.

Mary John Witt	61	Our Executive Vice President and the Bank’s Senior Executive Vice President and Chief Risk Officer since April 2014. Ms. Witt served as Executive Vice President and Chief Risk Officer of the Bank from March 2006 to April 2014.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis section, or CD&A, describes our executive compensation program for 2020, which is administered by our compensation committee. As more fully explained in this section, our program consists of four components: base salary, annual performance-based cash awards, time-based equity awards and performance-based equity awards.
The CD&A discusses certain performance results of the Company in 2020. A detailed discussion of our performance in 2020 is contained in the Proxy Summary section above.
Named Executive Officers. For 2020, the named executive officers of the Company (referred to interchangeably as our “named executives” or our “NEOs”) were:

Named Executive	Title
E. Robinson McGraw	Executive Chairman
C. Mitchell Waycaster	President and Chief Executive Officer
James C. Mabry IV	Chief Financial Officer
Kevin D. Chapman	Chief Operating Officer
J. Scott Cochran	Executive Vice President
Curtis J. Perry	Executive Vice President
Mr. Mabry’s employment with Renasant began on August 1, 2020. His compensation for 2020 was determined under the terms of an employment agreement with Renasant that we negotiated with him. The compensation committee reviewed and approved Mr. Mabry’s employment agreement, including his compensation, before the employment agreement was signed, and Mr. Mabry joined the Company. Under the terms of his agreement, Mr. Mabry was not eligible to participate in the Performance Based Rewards Plan for 2020, but he received a fixed cash award and a time-based equity award. We do not consider Mr. Mabry’s compensation to be part of our executive compensation program for 2020 because his compensation was contractual, and we have not described his compensation in this CD&A. Mr. Mabry’s compensation is described below in the Compensation Tables section.
COVID-19 Pandemic. As detailed in the Proxy Summary section above, the COVID-19 pandemic had a significant impact on our operations and results. Informed with analysis provided by our independent compensation consultant, Pearl Meyer, the compensation committee considered the impact of the COVID-19 pandemic on our operations and whether it was appropriate to make mid-year adjustments to our compensation program. Ultimately, because the pandemic was ongoing and its impact on our operations was unclear, the committee did not adjust the 2020 performance measures or the performance goals. At the end of the year, the committee did conclude that certain pandemic-related expenses were unusual or infrequently-occurring items for purposes of determining our annual performance-based cash awards. The discussion under the “2020 Compensation Decisions” heading below provides more details regarding these adjustments.
Say-on-Pay
At our 2020 annual meeting, approximately 95.5% of all votes cast were cast in favor of our non-binding resolution approving the compensation paid to our NEOs during 2019. The compensation committee considered this vote to be an endorsement of our compensation program, including our balance between cash and equity and between performance-based and fixed compensation. At our 2021 annual meeting, shareholders are being asked to adopt a non-binding resolution approving the compensation paid to our NEOs in 2020, as discussed in more detail below in the Proposals section under the heading “Proposal 3 - Advisory Vote on Executive Compensation.”
Purposes of our Compensation Program
We have designed our compensation program to drive positive operational and performance results for the Company by aligning NEO compensation with growth in long-term shareholder value while also providing compensation opportunities that promote retention. This portion of the CD&A highlights the practices we have adopted that maintain and support shareholder alignment.
Pay for Performance. Our compensation program consists of fixed and variable compensation (that is, compensation directly linked to the value of Renasant stock or the performance of the Company). Most importantly, our program provides variable compensation opportunities that achieve the overall purposes of our compensation program, while including adequate levels of fixed compensation.The chart below compares the mix of fixed and variable compensation provided to our chief executive officer in 2018, 2019 and 2020 (assuming performance at target levels).

	Fixed Compensation (% of Total Compensation)	Total Variable Compensation (% of Total Compensation)	Performance-Based Variable Compensation (% of Total Variable Compensation)	Time-Based Variable Compensation (% of Total Variable Compensation)
2018	30.7%	69.3%	78.4%	21.6%
2019	28.4%	71.6%	79.9%	20.1%
2020	28.7%	71.3%	70.1%	29.9%
Changes to Alignment Practices. Since 2018, the compensation committee has implemented a number of important changes to our program that we believe increase the likelihood of the alignment between executive compensation and the creation of long-term shareholder value, which are summarized in the table below:

	2018	2019	2020
Lengthened Performance Cycles	The performance cycle was increased from one year to three years for equity incentives, ensuring that longer-term performance is reflected in our compensation decisions	Transition from one-year to three-year cycle completed
Changed Performance Measures	Performance measures used for cash and equity incentives were differentiated, ensuring that compensation decisions consider a broader range of results
Introduced Relative Performance Measures	Performance measures were modified to reflect absolute and relative performance, ensuring that compensation decisions consider both Company performance and performance relative to a designated peer group
Increased Stock Ownership Requirements		Increased stock ownership requirements for our CEO to 500% of base salary	Increased stock ownership requirements for our NEOs (other than our CEO) to 250% of base salary, first applicable January 2021
Polices that Promote Shareholder Alignment. The compensation committee has adopted policies that continue the alignment of shareholder value and pay, even after compensation has vested and payouts have occurred. The chart below summarizes the most important of these policies:

Stock Ownership Guidelines	Stock ownership guidelines apply to our NEOs and other executive officers. Effective January 19, 2021, our executive officers are required to beneficially own Renasant stock having a fair market value not less than:

	Chief Executive Officer	500% of base salary
	Other NEOs	250% of base salary
	All Other Executive Officers	150% of base salary

As of January 1, 2021, the stock ownership of each of our NEOs exceeded the requirements of the guidelines (for this purpose, we include shares subject to service-based restrictions as well as other shares directly and indirectly owned, including shares owned by immediate family members or through our 401(k) or DSU plans, but we exclude shares that are pledged or subject to performance measures).

	Executive	Renasant Stock Beneficially Owned (% of Base Salary)
	Mr. Waycaster	609%
	Mr. Mabry	436%
	Mr. Chapman	461%
	Mr. McGraw	1,348%
	Mr. Cochran	583%
	Mr. Perry	258%

	More information about the stock ownership of our NEOs may be found in the Stock Ownership section below under the heading “Beneficial Ownership of Common Stock by Directors and Executive Officers.”

Equity Retention	Our NEOs must hold Renasant stock for a period of two years following vesting or the end of a performance cycle. The requirement applies to the full number of shares that vest or are finally awarded, net of shares withheld for the payment of taxes. During this holding period, the shares cannot be sold, pledged, mortgaged or otherwise disposed of. The requirement is waived only in the event of death, disability, retirement or the consummation of a change in control.

Anti-Hedging and Pledging	Our NEOs are subject to the Company’s Hedging Policy, which prohibits our directors, officers and employees, including our NEOs, from engaging in transactions that have the effect of hedging the economic risks associated with the ownership of Renasant stock. Although the policy does not absolutely prohibit pledging, we discourage the practice, and any stock that is pledged cannot be used to satisfy our stock ownership guidelines.
Features of Our 2020 Compensation Program
Purpose and Structure. For 2020, our executive compensation program continued to provide both fixed and variable compensation opportunities. The table below provides more information about these opportunities.

		Features	Objectives
Fixed Compensation	Base Salary	•Determined annually •Based on individual performance (subject to broader Company goals), internal pay equity and peer group practices at or near the median	•Source of predictable income

Variable Compensation	Performance-Based Cash Awards	•Annual cash bonus •Amount contingent on attainment of relative and absolute performance measures	•Aligns pay and short-term Company performance

Performance-Based Equity Awards
•Shares are issued in a “target” amount at the beginning of a three-year performance cycle and absolute performance measures are designated
•At the end of the cycle, the number of shares is adjusted to reflect actual performance
•Vesting is contingent on continuous employment during the cycle
•Aligns pay and long-term Company performance

	Time-Based Equity Awards	•A fixed number of shares is issued at the beginning of a service-based vesting period •Shares vest at the end of the period, subject to continuous employment	•Acts as a retention device •Increases the stock ownership of our NEOs

Mix of Fixed and Variable Compensation.
The compensation committee believes that a substantial portion of total compensation should be variable and that a significant portion of variable compensation should be performance-based (that is, payouts directly tied to Company performance). The following charts illustrate the mix of total compensation for 2020 (whether fixed or variable) and the components of the compensation for our chief executive officer and the average for our other NEOs, excluding Mr. Mabry, assuming performance at target levels.
                    ■ Fixed - Base Salary
                    ■ Variable - Time-based Equity
                    ■ Variable - Performance-based Equity
                    ■ Variable - Performance-based Cash
More detailed information about the nature and amount of compensation we paid to our NEOs and payouts for performance-based compensation is provided below under the heading “2020 Compensation Decisions.” Additional information illustrating the relationship of pay and performance is included above in the Proxy Summary section.
Compensation Committee Practices
The compensation committee has adopted a number of practices supporting our executive compensation program. These practices are designed to ensure that (1) our pay practices promote alignment with our shareholders, (2) the committee receives independent advice, (3) our program adequately mitigates compensation risk and (4) our program otherwise advances the Company’s financial and strategic goals, including retention. The most important practices are summarized below.
Compensation Consultant. For 2020 the committee continued its relationship with Pearl Meyer as its independent executive compensation adviser. The charter of the compensation committee requires the committee to consider whether its advisers are independent based on the factors set forth in the Nasdaq Listing Rules, and the committee determined that Pearl Meyer was independent during 2020. Pearl Meyer works at the direction of the committee, and the decision to retain Pearl Meyer was at the sole discretion of the committee. Services provided by Pearl Meyer are described under the heading "Decision-Making Process for 2020." Other than services related to the compensation of our non-employee directors summarized above in the Board Members and Compensation section under the heading “Director Compensation,” Pearl Meyer did not provide any additional services to the committee or the Company in 2020.
Risk Mitigation Practices. The compensation committee has adopted practices intended to mitigate compensation risk and to otherwise avoid unsafe and unsound compensation practices. The following summarizes the most important of these practices.

Clawback Policies
Our full board has adopted, and the compensation committee administers, two clawback policies that permit us to reduce or recover performance-based compensation if we are required to restate our financial results and the amount of the compensation would be less based on the restatement:
•For performance-based equity compensation, a policy included in our long-term incentive compensation plans applies to our named executives and allows for recovery without regard to whether they have engaged in conduct that materially contributed to the restatement.
•For all performance-based compensation - cash awards and equity compensation - a separate policy applies to our named executives and allows for recovery if the executive’s intentional or unlawful conduct materially contributed to a financial restatement.

Double Trigger for Change in Control
The payment of change in control benefits is contingent on a double trigger: if a change in control of the Company is consummated (the first trigger), an executive’s employment must be terminated within two years following the consummation either involuntarily without cause or on account of a constructive termination (the second trigger). Definitions of the terms “cause” and “constructive termination” may be found below in the Compensation Tables section under the heading “Payments and Rights on Termination or Change in Control.”

No Gross Ups
The committee does not approve or enter into agreements that, directly or indirectly, result in tax gross ups, with the exception of our tax gross up for Mr. McGraw’s car allowance, which is a legacy contractual provision, and the gross up of disability insurance premiums for our NEOs. For 2020, the aggregate amount of all gross ups was $14,180; individual amounts are reflected below in the Compensation Tables section in the “All Other Compensation” column of the 2020 Summary Compensation Table.

Timing of Equity Awards
Equity awards are made at meetings of our committee and board that are scheduled well in advance, without regard to whether we have recently announced, or intend to announce, material information to the public. We do this to avoid the inference that we have “timed” an award or manipulated the market. Awards may be made effective when ratified by our full board or may be effective prospectively on a specified date.

Limits on Performance-Based Payouts
To ensure that total compensation remains at appropriate levels and that performance-based compensation is not excessive, the committee sets maximum payouts that apply regardless of the level of performance.

Exercise of Negative Discretion
The committee has the discretion to reduce the amount of any performance-based payout, whether cash or equity, if appropriate, to reflect factors unrelated to Company-wide performance, such as internal pay equity, performance, the scope or nature of individual responsibilities or otherwise to ensure that payout levels remain consistent with the purposes of our executive compensation program.

Please also see the discussion in the Corporate Governance and the Board of Directors section above under the heading “Role of the Board in Risk Oversight” for additional information about actions the compensation committee has taken to identify, assess and mitigate risks posed by our compensation arrangements.
Peer Groups. For 2020, we used two peer groups:
•A “compensation peer group,” to evaluate whether our total compensation remains fairly competitive and is generally “in line” with other opportunities that may be available to our executive team; and
•A “performance peer group,” to measure the relative performance of the Company for certain of our performance measures.

The compensation committee reviews the composition of the two groups annually, with the advice of Pearl Meyer. Adjustments are made periodically to reflect changes to our characteristics (asset size, geographic footprint, etc.) and to otherwise ensure that each peer group continues to be an effective tool.
The compensation peer group consists of financial institutions that are located in the south and southeast regions and that serve communities similar in size to those in which we operate. These parameters are intended to avoid the bias towards higher compensation levels that ordinarily predominate in financial centers and larger metropolitan areas (that is, our parameters mitigate against higher total compensation). The compensation committee approved the compensation peer group in the fall of 2019, when it began the process of determining 2020 compensation levels. The 23 institutions included in the group had the following characteristics at the time the group was determined:

Characteristic	Range	Median	Renasant Characteristics
Total assets	$6.8 billion - $26.5 billion	$14.7 billion	$12.9 billion
Market value of stock	$1.2 billion - $4.0 billion	$2.3 billion	$1.9 billion
Net income	$78 million - $383 million	$167 million	$168 million
For 2020, Pearl Meyer recommended that, to create a compensation peer group with median assets similar to ours and one large enough to allow for consolidation in the industry, Independent Bank Group, Inc., Hilltop Holdings Inc., TowneBank, Veritex Holdings, Inc. and Seacoast Banking Corporation of Florida be added to the group, and Republic Bancorp, Inc. and Texas Capital Bancshares, Inc. be removed. The compensation committee concurred with this recommendation. In addition, banks acquired since the 2019 compensation peer group was established were removed. The financial institutions included in our compensation peer group for 2020 were:

Ameris Bancorp	Pinnacle Financial Partners, Inc.
Atlantic Union Bankshares Corporation	Seacoast Banking Corporation of Florida
BancFirst Corporation	ServisFirst Bankshares, Inc.
BancorpSouth Bank	Simmons First National Corporation
Bank OZK	South State Corporation
Cadence Bancorporation	TowneBank
CenterState Financial Corporation	Trustmark Corporation
First Financial Bankshares, Inc.	United Bankshares, Inc.
Hilltop Holdings Inc.	United Community Banks, Inc.
Home BancShares, Inc. (Conway, AR)	Veritex Holdings, Inc.
Independent Bank Group, Inc.	WesBanco, Inc.
Old National Bancorp
Our performance peer group consists of more than 40 institutions, representing all U.S. publicly-traded financial institutions with assets between $10 billion and $20 billion, regardless of geographic location. Because this peer group has no regional limitation and its members are selected solely on asset size, we can more accurately measure our performance against institutions possessing similar characteristics; these criteria also mitigate against the positive bias (increased compensation opportunities) that would be created using some of the smaller institutions that are included in our compensation peer group. When we use our performance peer group to measure relative performance, the compensation committee relies on information obtained from independent third-parties who evaluate our performance and the performance of our peers.
Benchmarking. Benchmarking refers to the practice of setting total compensation or one or more components of compensation with reference to the compensation practices of other financial institutions. The compensation committee believes benchmarking is not appropriate, whether with respect to total compensation or any element of compensation. Instead, the committee evaluates practices across our compensation peer group, believing that our executives should be generally paid total compensation that is at or near the median of this group when performance is measured at target levels. The committee believes that this level is sufficient to act as a retention device, while ensuring that compensation levels do not become excessive.
Employment Agreements. We have entered into employment agreements with each of our NEOs. The agreements are primarily intended to promote retention, impose standard restrictive covenants that protect our property and business and provide compensation opportunities that are relatively consistent for each of our NEOs.

More information about the terms of these employment agreements can be found below in the Compensation Tables section under the heading “Payments and Rights on Termination or Change in Control.”
Tax Considerations. Under Section 162(m) of the Internal Revenue Code, we cannot deduct compensation paid to our NEOs that is in excess of $1 million, regardless of the form of the compensation. Because the compensation committee believes that our executive compensation program should be structured to broadly advance the Company’s objectives, the Section 162(m) limit (and the potential loss of a tax deduction) is only one of the factors that the committee considers when it makes determinations.
Benefits and Perquisites. Our executive compensation program focuses on the delivery of appropriate levels of direct compensation, with the view that each of our NEOs should be provided with basic perquisites and benefits and the opportunity to voluntarily save for retirement and other financial needs on a tax-deferred basis. Consistent with this focus, during 2020 our NEOs had access to the following benefits and perquisites:
•Insurance-type group benefits that are generally available to all employees of the Company, including health and dental coverage and life and disability benefits. Our NEOs are also provided additional life and disability insurance coverage through the group policies.
•A broad-based 401(k) plan, including Company matching and profit-sharing contributions.
•Two voluntary deferral plans, our DSU Plan and our Deferred Income Plan. With the exception of a contribution for the benefit of Mr. McGraw in 2020, we do not contribute to these arrangements.
•Dues for memberships in professional and civic organizations, country club dues and car and housing allowances.
More information about our benefit plans, including legacy arrangements under which benefits no longer accrue, can be found below in the Compensation Tables section under the headings “Pension Benefits” and “Non-Qualified Deferred Compensation”; information about the types and value of the perquisites provided to our NEOs can be found in the 2020 Summary Compensation Table in the column “All Other Compensation.”

Decision-Making Process for 2020

This portion of the CD&A summarizes the process used by the compensation committee to make its decisions and the roles of management and the committee’s independent adviser, Pearl Meyer, in the process.
Committee Meetings. To consider the compensation we paid to our NEOs for the 2020 fiscal year, the compensation committee met three times in 2019, once in 2020 and twice in 2021 (there were additional meetings on other matters). In addition to these regularly-scheduled meetings, as the COVID-19 pandemic continued to impact our operations in 2020, the committee periodically received advice from Pearl Meyer about whether to adjust its performance-based cash and equity compensation awards in light of the pandemic, and the committee formally met in the fall of 2020 to discuss this issue. The following table illustrates the decision-making process used to set and determine compensation for the 2020 fiscal year:

Determining Base Salary Adjustments	Determining Performance-Based Compensation	Determining Strategic Compensation
•At the end of 2019, Mr. Waycaster recommended salaries for NEOs other than himself.
•The committee reviewed peer group information provided by Pearl Meyer and Mr. Waycaster’s salary recommendations and recommended salary adjustments for 2020, including Mr. Waycaster’s.
•The recommendations of the committee were ratified by the non-employee members of our board of directors.

•The committee reviewed possible performance measures and selected the measures described later in this CD&A.
•Management recommended possible threshold, target and superior performance levels based on the committee’s direction and Renasant’s 2020 budget.
•The committee reviewed performance levels recommended by management and the peer group compensation report provided by Pearl Meyer and (1) set the amount of performance-based compensation for our NEOs; (2) determined the amount payable in Renasant stock and cash; and (3) determined performance measures and individual performance levels for the 2020 fiscal year.
•The recommendations of the committee were ratified by the non-employee members of our board of directors.
•In 2021, the committee reviewed 2020 fiscal year performance and certified payout amounts.
•At the end of 2019, the committee recommended time-based stock awards to our board. •The recommendations of the committee were ratified by the non-employee members of our board of directors.
Management Involvement in Compensation Decisions. Our chief executive officer is expected to regularly evaluate and recommend base salary adjustments for our executive officers, other than himself. In addition, with the assistance of management, he regularly provides data and analysis about Company and individual performance for use by the committee. Finally, the chief executive officer is expected to monitor our perquisites and benefits to ensure that they remain competitive and consistent with the goals of our compensation program. Although our NEOs frequently attend meetings at the request of the compensation committee, a portion of each of the committee’s meetings held to determine 2020 compensation levels was in executive session without management present. During these sessions the committee made its individual compensation decisions.

Executive Compensation Adviser. In connection with the committee’s 2020 compensation decisions Pearl Meyer:
•Recommended changes to the financial institutions included in our compensation peer group and provided a review and analysis of the compensation levels and programs of companies within the peer group;
•Provided advice with respect to the modification of our cash and equity incentives and recommended the characteristics of the financial institutions to be included in our performance peer group; and
•Provided survey data and other analysis about the potential impact of the COVID-19 pandemic on our performance measures and payouts.
Information that Pearl Meyer furnishes the committee is one factor it uses to make its decisions about compensation; other factors are described elsewhere in this CD&A.
Setting Performance Measures. Early in each fiscal year, the compensation committee determines the performance measures for cash incentive awards made under the Performance Based Rewards Plan, or the "PBRP", and equity incentive awards made under the Long-Term Incentive Plan, or the "LTIP", which are Company-wide measures, since our NEOs directly impact overall Company performance. The committee evaluates performance at the end of the fiscal year and certifies performance. Payouts are contingent on the attainment of threshold, target or superior performance. Target performance levels are derived from our budget, as approved by the full board. Prior to adopting the annual budget, our budgeted results are compared with guidance and forecasts made by independent investment analysts who regularly follow our performance and, if management deems it necessary, the budget is adjusted as appropriate. Any revisions to our budgeted performance in turn results in changes to target performance levels, providing the committee with assurance that targeted levels represent substantial goals. Threshold performance is set at approximately 5% below target, and superior performance is set at approximately 5% above target.
2020 Compensation Decisions
This section of the CD&A describes the specific decisions made by the compensation committee in 2020, including descriptions of salary adjustments, performance-based payouts, and awards that will vest or be settled in later years. While the committee acknowledged the leadership and performance of our NEOs in response to the COVID-19 pandemic, its decisions for 2020 remained consistent with the longer-term focus of our compensation program:

To provide total compensation that is substantial enough to act as a retention device	To drive positive operational and performance results using significant performance-based awards	To align our compensation practices with the delivery of shareholder value
2020 - Base Salary Adjustments. The committee recommended the following base salaries for our named executives effective January 1, 2020, which represent a uniform 2.5% cost-of-living adjustment.

2020 BASE SALARY ADJUSTMENTS
	Base Salary (2020)	Base Salary (2019)
Mr. Waycaster	$717,500	$700,000
Mr. Chapman	563,750	550,000
Mr. McGraw	563,750	550,000
Mr. Cochran	461,250	450,000
Mr. Perry	435,625	425,000
One of the Company’s chief objectives for 2020 was controlling noninterest expenses at all levels of the Company, and salary and employee benefit expense makes up the largest share of our noninterest expense. Mr. Waycaster recommended, and the compensation committee agreed, that our NEOs should lead by example to control expenses, limiting base salary adjustments to a cost-of-living increase, regardless of title, seniority or individual efforts or performance.

Annual Performance-Based Cash Awards.
2020 Payouts. Annual cash awards are made under the Performance Based Rewards Plan, or the "PBRP", and are contingent on Company-wide performance at threshold, target and superior levels, expressed as a percentage of each executive’s base salary. There are no payouts for performance below threshold; maximum payouts are capped regardless of performance. The following chart illustrates potential payouts expressed as a percentage of base salary:

2020 POTENTIAL PBRP PAYOUTS AS A PERCENTAGE OF BASE SALARY
	Threshold	Target	Superior
Mr. Waycaster	50%	100%	200%
Mr. Chapman	35%	70%	140%
Mr. McGraw	40%	80%	160%
Messrs. Cochran and Perry	30%	60%	120%
Cash awards for 2020 were based on three performance measures: diluted earnings per share, as adjusted, or EPS, net revenue (that is, the sum of net interest income on a fully taxable equivalent basis and noninterest income) per share, or NRPS, and return on average tangible common equity, as adjusted, or ROTCE.
•EPS and NRPS are absolute measures (that is, they measure only the performance of the Company). The compensation committee selected these measures because earnings and revenue growth directly correlate to shareholder value and are appropriately measured over an annual period.
•ROTCE is a relative measure (that is, Company performance is compared to the performance of our performance peer group); the committee selected this measure because it reflects the profitable use of our capital and how effectively our capital is deployed, and it may be appropriately measured on an annual period.
EPS and ROTCE, each as adjusted, are considered non-GAAP financial measures. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about these measures as well as a reconciliation of these non-GAAP measures to their most comparable measure under GAAP.
EPS, NRPS and ROTCE are the same performance measures the compensation committee used in 2019. For 2020:
•The target level for EPS was decreased; this occurred because our budgeted EPS for 2020 decreased relative to 2019. Although our 2020 budget included an increase in interest and noninterest income as compared to 2019, the increase was offset by both the expected compression of our margin resulting from interest rate decreases enacted by the Federal Reserve in late 2019 as well as salary expense resulting from strategic hires made during 2019 (who were not expected to have mature portfolios until at least the second half of 2020).
•The target level for NRPS was increased; this occurred because our budgeted NRPS for 2020 was higher relative to 2019, particularly since the calculation of NRPS does not reflect the impact of salaries and other noninterest expense.
•The target level for ROTCE remained the same because it measures relative performance.

The table below provides the weighting given to each performance measure, specific threshold, target and superior performance levels for each measure and our results for 2020 as certified by the compensation committee (expressed in absolute terms and as a percentage of target performance).

2020 COMPANY-WIDE PERFORMANCE MEASURES
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance	2020 Performance
		Per share			Actual	Relative to Target Performance
Diluted earnings per share (EPS)	50%	$2.52	$2.65	$2.78	$2.69	102%
Net revenue per share (NRPS)	20%	10.27	10.81	11.35	11.89	110%
		Peer Percentile
Return on tangible common equity (ROTCE)	30%	25th	50th	75th	30th	60%
For prior fiscal years, performance has been adjusted to address the impact of unusual or infrequently-occurring items, such as merger and conversion expenses, debt prepayment penalties, and the revaluation of our net deferred tax assets. The compensation committee believes these types of adjustments are appropriate to maintain compensation at reasonable levels, while continuing to emphasize the incentive characteristics of our program. Consistent with this practice, the committee identified unusual or infrequently-occurring items, primarily related to the COVID-19 pandemic, and certified results after making appropriate adjustments. The table below describes the unusual or infrequently-occurring items considered by the committee and the resulting adjustments for 2020.

Unusual or Infrequently Occurring Item	Explanation	Impact
Direct expenses associated with the COVID-19 pandemic	We incurred direct expenses in response to the COVID-19 pandemic and federal legislation enacted to address the pandemic, including elevated overtime and employee benefit accruals and costs associated with supplying branches with protective equipment and sanitation supplies and more frequent and rigorous branch cleaning.	•EPS - adjusted by $0.15 per share •NRPS - no adjustment •ROTCE - no adjustment

Provision for credit losses attributable to the COVID-19 pandemic	We significantly increased our provision for credit losses to address the potential deterioration in our loan portfolio resulting from the COVID-19 pandemic. Notwithstanding the pandemic, our asset quality measures remained at historically low levels in 2020. We calculated the portion of our 2020 provision attributable to normal factors, such as loan growth, changes in the mix of our loan portfolio, changes in risk ratings and specific reserves as well as the adoption of CECL; the remainder of the provision was deemed to be credit expense attributable to the pandemic.	•EPS - adjusted by $0.95 per share •NRPS - no adjustment •ROTCE - no adjustment

Charges associated with restructuring
During 2020, the Company incurred charges associated with a voluntary early retirement program, or the VERP, and a system-wide branch evaluation, both of which are discussed in the Proxy Summary section above.
•EPS - adjusted by $0.11 per share •NRPS - no adjustment •ROTCE - although adjusted, the adjustment had no impact on relative performance

After these adjustments, our EPS was $2.69, our NRPS was $11.89 and our ROTCE was 8.26%, which fell within the 30th percentile, which resulted in the following payouts:

PBRP 2020 PAYOUTS
Mr. Waycaster	Mr. Chapman	Mr. McGraw	Mr. Cochran	Mr. Perry
$885,285	$486,907	$556,465	$341,467	$322,497
When evaluating the adjustments discussed above, the compensation committee considered that EPS has also been designated as a performance measure for our 2021 annual performance-based cash awards. As explained above, the committee sets the target level of EPS for purposes of PBRP awards equal to our budgeted EPS for the relevant year. Our 2021 budget includes a significantly lower provision for credit losses, which is based on the assumption that the overall economic environment improves in 2021 compared to 2020 and future loss expectations will return to levels relatively in line with those experienced over the past few years. By using budgeted EPS, the committee has ensured that our NEOs will not benefit in 2021 if our asset quality measures remain consistent with 2020 results. That is, our NEOs will not benefit from both the adjustment to EPS made for 2020 (described above) and the fact that our allowance is budgeted to remain at a level sufficient to absorb credit losses in 2021 without significant additional provision expense.
Equity Awards.
2020 Vesting - Performance-Based Awards. Performance-based awards made in 2018 under our 2011 Long-Term Incentive Plan, or the 2011 LTIP, were subject to a three-year performance cycle that ended as of December 31, 2020. The performance measures applicable to the awards were ROTCE, return on average tangible assets, or ROTA, and total shareholder return, or TSR, all measured on a relative basis (that is, as compared to our performance peer group). A complete description of these awards can be found in our proxy statement for our 2019 Annual Meeting of Shareholders, which was filed with the SEC on March 14, 2019 and is available on our website, www.renasant.com, under the “SEC Filings” tab, and also at the SEC’s website, www.sec.gov. Mr. Perry was not an executive officer of the Company in 2018 and, therefore, did not receive a performance-based award in 2018.
Unlike our annual performance-based cash awards, no adjustments were made to our performance results for our equity awards. Since the performance measures for our performance-based equity awards are all relative, the compensation committee did not consider adjustments to be appropriate given that all members of the performance peer group would have incurred expenses related to the COVID-19 pandemic and were likely to incur other charges (comparable to our restructuring charges) over the three-year performance cycle. The table below provides specific information about our performance results for the three-year performance cycle ending December 31, 2020 and the payouts for each of our NEOs:

LTIP PAYOUTS - FOR THE THREE YEAR PERFORMANCE CYCLE ENDING DECEMBER 31, 2020
	Results			Payouts
Performance Measure	% of Award	2020 results	Award Level	Mr. Waycaster	Mr. Chapman	Mr. McGraw	Mr. Cochran
ROTCE	40%	50%	100% of Target	3,000	2,000	3,600	1,600
ROTA	40%	39%	78% of Target	2,560	1,707	3,072	1,365
TSR	20%	36%	72% of Target	1,220	813	1,464	651
Total	100%			6,780	4,520	8,136	3,616
2020 Vesting - Time-Based Awards. Each of our NEOs previously received time-based restricted stock awards that vested as of December 31, 2020. The value of these awards is included in the Compensation Tables section below under the heading “Option Exercises and Vested Restricted Stock.”
Equity Awards Made in 2020. In 2020, the compensation committee made time-based and performance-based restricted stock awards under our 2011 LTIP. Both types of awards are variable, meaning that the value of the awards is directly linked to the value of our stock. Time-based awards are also considered strategic compensation, since they are one of the primary devices we use to promote the retention of our NEOs.

Time-based equity awards made in 2020 generally vest at the end of a three-year service period, with the exception of the award for Mr. McGraw that vests after one year (a time period that is consistent with his employment agreement with us). With the exception of Mr. Waycaster, the number of shares awarded in 2020 remained the same from the prior year. The increased award for Mr. Waycaster continues to reflect the additional duties and responsibilities he assumed in connection with the completion of our succession plan in 2019. The table below describes the time-based awards made to our NEOs for 2020 and the applicable vesting dates.

2020 Time-Based Awards
Executive	Number of Shares	Award Date	Vesting Date
Mr. Waycaster	15,000	January 1, 2020	January 1, 2023
Mr. Chapman	7,650	January 1, 2020	January 1, 2023
Mr. McGraw	15,295	January 1, 2020	January 1, 2021
Mr. Cochran	6,175	January 1, 2020	January 1, 2023
Mr. Perry	6,175	January 1, 2020	January 1, 2023
The committee also made performance-based equity awards, subject to a three-year performance cycle beginning on January 1, 2020 and ending on December 31, 2022. The amount of the awards will be determined using three Company-wide performance measures:
•ROTCE, or return on average tangible common equity, which measures the profitable use and deployment of our capital. Although ROTCE is also used as a measure for our annual performance-based cash awards, our performance-based equity awards measure ROTCE over a three-year performance cycle. The committee believes that the longer measurement period is a meaningful distinction because it evaluates the longer-term use and allocation of our capital and rewards consistent results.
•ROTA, or return on tangible assets, which measures how effective our executives are in generating profits from our tangible assets.
•TSR, or total shareholder return, which measures the financial gain that results from changes in our stock price plus dividends we have paid. The committee uses this measure because it is indicative of the absolute creation of long-term value for our shareholders.
ROTCE and ROTA are considered non-GAAP financial measures. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about these measures. ROTCE, ROTA and TSR are all relative measures, meaning that our performance is compared to the performance of our performance peer group and that our NEOs are rewarded only if our performance meets or exceeds the performance of our performance peer group, regardless of whether these measures improve on an absolute basis. The committee believes that ROTCE and ROTA equally measure overall performance, and so it weighted these measures equally. TSR was given a lesser weighting because this measure may be impacted by factors that are outside the control of our NEOs, such as macroeconomic factors like interest rates or market factors that are not uniformly applicable to institutions in our performance peer group.
The table below indicates the weighting given to each measure and the specific threshold, target and superior performance levels designated by the committee:

2020 PERFORMANCE MEASURES - THREE-YEAR PERFORMANCE CYCLE ENDING DECEMBER 31, 2022
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance
		Peer Percentile
ROTCE	40%	25th	50th	75th
ROTA	40%	25th	50th	75th
TSR	20%	25th	50th	75th

The table below reflects potential payouts, in shares, for threshold, target and superior performance, with no payout available for performance below the threshold level. These levels are the same as our 2019 levels, with the exception of Mr. Waycaster. Mr. Waycaster’s potential payout is greater because it reflects additional responsibilities he assumed in connection with our succession plan.

2020 POTENTIAL LTIP PAYOUTS - THREE-YEAR PERFORMANCE CYCLE
	Threshold	Target	Superior
Mr. Waycaster	10,000	15,000	22,500
Mr. Chapman	5,100	7,650	11,475
Mr. McGraw	7,060	10,590	15,885
Mr. Cochran	4,117	6,175	9,263
Mr. Perry	4,117	6,175	9,263

COMPENSATION COMMITTEE REPORT
The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:

Albert J. Dale, III, Chairman	John M. Creekmore
Richard L. Heyer, Jr., Vice Chairman	Neal A. Holland, Jr.
Donald Clark, Jr.
March 10, 2021

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the compensation committee during 2020 were Donald Clark, Jr., John M. Creekmore, Albert J. Dale, III, Richard L. Heyer, Jr. and Neal A. Holland, Jr. No member of the compensation committee was an officer or employee of Renasant or any of its subsidiaries during 2020 or was formerly an officer of Renasant, and no member had any relationship, other than loan, deposit and financial services relationships with the Bank, requiring disclosure as a related person transaction under applicable SEC regulations other than our employment of Dr. Heyer’s son. For a discussion of such loan, deposit and financial services relationships and our employment relationship with Dr. Heyer’s son, please refer to the information in the Corporate Governance and the Board of Directors section under the headings “Indebtedness of Directors and Executive Officers” and “Other Related Person Transactions” above. Additionally, in 2020 none of our executive officers served as a member of the compensation committee (or committee performing similar functions or, in the absence of any such committee, the entire board) of any other entity or served as a director of another entity, one of whose executive officers served on our compensation committee in 2020 or one of whose executive officers served as a director for us.

COMPENSATION TABLES
2020 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F	G	H	I	J
C. Mitchell Waycaster Principal Executive Officer	2020	$717,500	$—	$1,062,600	$—	$885,285	$53,160	$112,520	$2,831,065
	2019	700,000	—	1,065,203	—	439,533	43,296	93,531	2,341,563
	2018	630,000	—	920,025	—	752,575	44,000	80,435	2,427,035
James C. Mabry IV(1)(2) Principal Financial Officer	2020	212,019	125,000	750,004	—	—	—	14,897	1,101,920

Kevin D. Chapman(1) Principal Financial Officer	2020	563,750	—	541,926	—	486,907	—	90,170	1,682,753
	2019	550,000	—	692,631	—	241,743	182	84,048	1,568,604
	2018	475,000	—	613,350	—	425,563	206	73,070	1,587,189
E. Robinson McGraw Executive Chairman	2020	563,750	—	916,847	—	556,465	288,365	120,728	2,446,155
	2019	550,000	—	1,100,816	—	276,278	222,895	176,793	2,326,782
	2018	617,077	—	1,349,370	—	737,138	69,189	102,610	2,875,384
J. Scott Cochran Executive Vice President	2020	461,250	—	437,437	—	341,467	1,873	84,674	1,326,701
	2019	450,000	—	559,085	—	169,534	1,574	77,051	1,257,244
	2018	400,000	—	490,680	—	298,641	422	68,548	1,258,291
Curtis J. Perry(2) Executive Vice President	2020	435,625	—	437,437	—	322,497	1,482	60,894	1,257,935

(1)Mr. Chapman served as our chief financial officer, and principal financial officer, from January 2018 through July 2020. Mr. Mabry assumed the role of our chief financial officer, and principal financial officer, effective August 1, 2020.
(2)Mr. Mabry joined the Company in August 2020, and Mr. Perry first became a named executive with respect to 2020. SEC rules permit us to omit compensation information for years prior to the individual becoming a named executive officer.
General. The 2020 Summary Compensation Table above includes information about the compensation earned by our principal executive officer, the two executives who served as our principal financial officer in 2020 and the three other most highly compensated officers of the Company in 2020 for services that they rendered during fiscal years ending December 31, 2020, 2019 and 2018. The compensation included in the table represents both cash payments and the value of other forms of payments, as follows:
•Column C - Salary - Amounts included in this column represent base salary earned by our named executives some of which may have been voluntarily deferred under our 401(k) plan or our non-qualified deferred compensation plans, the Deferred Income Plan and the DSU Plan.
•Column D - Bonus - Amounts in this column report cash bonuses paid on a discretionary or contractual basis. Discretionary bonuses were not a component of our compensation program during 2020, 2019 or 2018. Mr. Mabry received a contractual bonus for 2020.
•Columns E and F - Stock Awards; Option Awards - Amounts in these columns represent the value of non-cash compensation granted or awarded under our 2011 LTIP or the long-term incentive compensation plan approved by our shareholders in 2020 (the “2020 LTIP” and collectively with the 2011 LTIP, our “LTIPs”) which may be performance-based or time-based. Performance-based awards may or may not be earned by any executive, depending upon the achievement of performance measures; time-based awards are earned contingent on the completion of the designated service period. Options were not a component of our compensation program during 2020, 2019 or 2018.

•Column G - Non-Equity Incentive Plan Compensation - Amounts in this column represent cash bonuses earned under our PBRP based on the achievement of performance measures. Some of these amounts may have been voluntarily deferred under our 401(k) plan, Deferred Income Plan or DSU Plan.
•Column H - Changes in Pension Value and Non-qualified Deferred Compensation Earnings - Amounts in this column represent changes in the actuarial value of benefits accrued under our tax-qualified pension plan and any above-market earnings credited under our Deferred Income Plan.
•Column I - All Other Compensation - Amounts in this column represent the value of other compensation we pay or provide to our named executives, such as car and housing allowances, insurance premiums, membership dues, and dividends on restricted stock awards.
Restricted Stock Awards. Amounts reported in Column E, labeled “Stock Awards,” represent the value of restricted stock awarded under our LTIPs, including performance- and time-based awards. The dollar amounts reflect the aggregate fair value of the awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” referred to as “ASC 718.” Dividends payable on restricted stock awards are not included in our fair value determination. For performance-based awards, amounts included in Column E reflect the target award, which we consider the probable outcome of the performance conditions determined as of the date of award, consistent with our estimate of the aggregate compensation cost to be recognized over the applicable service period as of the award date under ASC 718. As permitted under the guidance in ASC 718, the Company has elected to account for forfeitures in compensation cost when they occur. The fair value of the performance awards on the award date, assuming that superior performance was achieved, rather than target performance as reported in the table, was $796,950, $406,445, $562,647, $328,078, and $328,078 for Messrs. Waycaster, Chapman, McGraw, Cochran and Perry, respectively (Mr. Mabry did not receive a performance-based award for 2020). Please refer to Note 13, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the assumptions we used to determine the fair value of our restricted stock awards.
The number of target shares that corresponds to the value of our performance-based restricted stock awards included in Column E above is also listed in the Grants of Plan-Based Awards table below. Further information about why equity incentive awards are made, the relationship of these awards to other compensation components, the differences between performance- and time-based awards and among performance-based awards, the specific performance measures designated by the compensation committee and the performance cycle, and potential shares receivable for threshold, target and superior performance can be found in the CD&A, under the heading “2020 Compensation Decisions,” in the paragraph labeled “Equity Awards.” The Option Exercises and Vested Restricted Stock table below sets forth the actual number of shares of restricted stock that vested during 2020.
Cash Bonuses. The amounts listed in Column G, labeled “Non-Equity Incentive Plan Compensation,” reflect annual cash bonuses earned and paid under the PBRP, all of which were subject to the attainment of performance measures. More information about why annual cash bonuses are made, the relationship of annual cash bonuses to other compensation components, the specific performance measures designated by the compensation committee, and potential amounts payable for threshold, target and superior performance can be found in the CD&A, under the heading “2020 Compensation Decisions,” in the paragraph labeled “Annual Performance-Based Cash Awards.”

Changes in Pension Value and Non-qualified Deferred Compensation Earnings. Amounts reported in Column H, labeled “Changes in Pension Value and Non-qualified Deferred Compensation Earnings,” reflect above-market earnings on deferrals credited to our Deferred Income Plan and, for Messrs. Waycaster and McGraw, the year-over-year change in the actuarial present value of accumulated benefits under our pension plan. Earnings are considered “above-market” only if the credited interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. For 2020, the aggregate amount in Column H is made up as follows:

Name	Above-market Earnings	Pension Plan Change	Total
Mr. Waycaster	$1,576	$51,584	$53,160
Mr. McGraw	17,291	271,074	288,365
Mr. Cochran	1,873	—	1,873
Mr. Perry	1,482	—	1,482
All Other Compensation. In addition to the amounts described above, we provide or pay certain additional amounts for the benefit of our named executives, the value of which is included in Column I, labeled “All Other Compensation.” These amounts include contributions to our 401(k) plan, group term life insurance premiums, dividends on restricted stock awards (which accrue and are paid at the same rate as dividends on outstanding shares that are not restricted stock awards), automobile and housing allowances, dues for memberships in professional and civic organizations and country club dues. Mr. McGraw, our executive chairman, also receives a contribution to our Deferred Income Plan and a tax gross-up for the value of his automobile allowance, both of which are contractual payments. All of our NEOs receive a tax gross up for disability insurance premiums. Below is specific information about the other compensation paid to each of our named executives:

COMPONENTS OF "ALL OTHER COMPENSATION" FOR 2020
Name	401(k) Plan Contributions	Long-term Care and Life Insurance Premiums	Restricted Stock Dividends	Automobile and Housing Allowance	Professional and Civic Organization/Country Club Dues	Deferred Income Contribution	Gross Up	Total
Mr. Waycaster	$32,755	$2,144	$61,083	$12,000	$4,320	$—	$218	$112,520
Mr. Mabry	—	521	7,103	5,000	2,262	—	11	14,897
Mr. Chapman	32,755	1,629	39,248	12,000	4,320	—	218	90,170
Mr. McGraw	32,755	356	45,713	15,600	7,404	5,458	13,442	120,728
Mr. Cochran	32,755	1,761	30,536	12,000	7,404	—	218	84,674
Mr. Perry	29,507	1,452	24,246	—	5,616	—	73	60,894

Grants of Plan-Based Awards
The following table provides information on performance-based incentive awards made to the named executives for 2020.

2020 PLAN-BASED AWARDS
			Estimated Possible Payouts Under Non-Equity Incentive Plan (PBRP)			Estimated Possible Payouts Under Equity Incentive Plan (LTIPs)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)		Superior (#)	Grant Date Fair Value of Stock Awards ($)
A	B	C	D	E	F	G	H		I	J
Mr. Waycaster	1/1/2020	12/11/2019	358,750	717,500	1,435,000	10,000	15,000	(1)	22,500	531,300
	1/1/2020	12/11/2019					15,000	(2)		531,300
Mr. Mabry	8/1/2020	7/10/2020	—	—	—		32,286	(2)		750,004
Mr. Chapman	1/1/2020	12/11/2019	197,313	394,625	789,250	5,100	7,650	(1)	11,475	270,963
	1/1/2020	12/11/2019					7,650	(2)		270,963
Mr. McGraw	1/1/2020	12/11/2019	225,500	451,000	902,000	7,060	10,590	(1)	15,885	375,098
	1/1/2020	12/11/2019					15,295	(2)		541,749
Mr. Cochran	1/1/2020	12/11/2019	138,375	276,750	553,500	4,117	6,175	(1)	9,263	218,719
	1/1/2020	12/11/2019					6,175	(2)		218,719
Mr. Perry	1/1/2020	12/11/2019	130,688	261,375	522,750	4,117	6,175	(1)	9,263	218,719
	1/1/2020	12/11/2019					6,175	(2)		218,719
(1)Represents shares subject to performance measures and a three-year performance cycle (more fully described in the CD&A above) awarded under the 2011 LTIP.
(2)Represents shares subject to time-based vesting awarded under the LTIPs. Mr. McGraw's award is subject to a one-year service vesting period, while Mr. Mabry's award is subject to a five-year service vesting period. The remaining time-based awards are subject to a three-year service vesting period.
At the time the compensation committee determined incentive awards for 2020, we maintained two performance-based incentive plans: the PBRP, which is our annual cash bonus plan, and the 2011 LTIP, which is our equity incentive plan (and has since been replaced by the 2020 LTIP). Because he did not join the Company until August 2020, Mr. Mabry did not participate in the PBRP in 2020 or receive a performance-based award under our LTIPs with respect to 2020. For payments and awards under the PBRP and 2011 LTIP that are intended to be performance-based, our compensation committee sets targeted payout levels, reflecting the attainment of threshold, target and superior performance levels. In the table above, Columns D, E and F represent potential cash payouts at each level under the PBRP on the first day of our fiscal year (the first day of the performance cycle); Columns G, H, and I represent potential payouts under the 2011 LTIP at each level expressed in the form of shares of our common stock; Column J reflects the award date fair value at the target level, which we consider the probable outcome, determined in accordance with ASC 718. More information about the performance measures and the factors the compensation committee uses to set threshold, target and superior performance levels and the reason for the time-based award is included in the CD&A.

Outstanding Equity Awards as of December 31, 2020

OUTSTANDING EQUITY AWARDS
Name	Number of Securities that have not Vested (#)	Service Period Ends	Market Value of Securities that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Securities that have not Vested (#)	Performance Cycle Ends	Equity Incentive Plan Awards: Market Value of Unearned Securities that have not Vested ($)
A	B		C	D		E
Mr. Waycaster	7,500	1/1/2021	252,600	11,765	12/31/2021	396,245
	11,765	1/1/2022	396,245	15,000	12/31/2022	505,200
	15,000	1/1/2023	505,200
Mr. Mabry	32,286	8/1/2025	1,087,392
Mr. Chapman	5,000	1/1/2021	168,400	7,650	12/31/2021	257,652
	7,650	1/1/2022	257,652	7,650	12/31/2022	257,652
	7,650	1/1/2023	257,652
Mr. McGraw	15,295	1/1/2021	515,136	10,590	12/31/2021	356,671
				10,590	12/31/2022	356,671
Mr. Cochran	4,000	1/1/2021	134,720	6,175	12/31/2021	207,974
	6,175	1/1/2022	207,974	6,175	12/31/2022	207,974
	6,175	1/1/2023	207,974
Mr. Perry	12,980	5/3/2022	437,166	6,175	12/31/2022	207,974
	6,175	1/1/2023	207,974
Stock Awards. Columns B and C reflect three-year time-based awards, as to Mr. McGraw, a one-year time-based award, and as to Mr. Mabry, a five-year time-based award. The value of these awards is based on the per share market value of our common stock on December 31, 2020, which was $33.68 per share. Columns D and E in the table above include information about our performance-based awards with performance cycles ending after December 31, 2020. The value of our performance-based awards was determined using the per share market value of our common stock on December 31, 2020, $33.68 per share, and the number of shares equal to a target award. More information about our time and performance-based restricted stock awards, including their respective vesting dates and performance cycles, can be found in the CD&A above under the heading “2020 Compensation Decisions” in the paragraph labeled “Equity Awards.”
Unexercised Options. No stock options were held by our named executives as of the end of 2020.

Option Exercises and Vested Restricted Stock

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A	B	C
Mr. Waycaster	11,780	405,450
Mr. Chapman	12,520	398,834
Mr. McGraw	23,431	815,769
Mr. Cochran	7,616	263,467
Mr. Perry	10,619	265,794
The table above includes information about restricted stock awards that vested during our 2020 fiscal year, including time-based awards that vested in 2020 and performance-based awards with a performance cycle ending on December 31, 2020. Our named executives did not hold any stock options during 2020. Below is additional information about the calculation of the value of each executive's awards.

	Time-Based Restricted Stock Awards			Performance-Based Restricted Stock Awards
Name	Shares	Vesting Date	Per Share Value(1)	Shares	Performance Cycle Ended	Per Share Value(1)
Mr. Waycaster	5,000	January 1, 2020	$35.42	6,780	December 31, 2020	$33.69
Mr. Chapman	4,000	January 1, 2020	$35.42	4,250	December 31, 2020	$33.69
	4,000	May 1, 2020	$26.23
Mr. McGraw	15,295	January 1, 2020	$35.42	8,136	December 31, 2020	$33.69
Mr. Cochran	4,000	January 1, 2020	$35.42	3,616	December 31, 2020	$33.69
Mr. Perry	10,619	May 3, 2020	$25.03
(1)As of the trading date immediately preceding the vesting date or end of the performance cycle.
Pension Benefits

PENSION BENEFITS FOR 2020
Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments Made in 2020
A	B	C	D	E
Mr. Waycaster	Defined Benefit Pension Plan	18	$323,662	$—
Mr. McGraw	Defined Benefit Pension Plan	23	1,618,406	—
The Bank maintains a tax-qualified defined benefit pension plan, called the Renasant Bank Amended and Restated Pension Plan, under which no participants have been added, no additional benefits have been earned and no additional service has been credited since December 31, 1996. Of our named executives, only Mr. Waycaster and Mr. McGraw participated in and have accrued benefits under the pension plan. Years of credited service included in Column C in the table above reflect service determined as of December 31, 1996; the accumulated benefits included in Column D in the table above reflect the present value, at December 31, 2020, of benefits earned as of December 31, 1996. Mr. Waycaster's and Mr. McGraw's benefits have fully vested, and they have satisfied the age and service conditions necessary for retirement.
Information about the valuation methods and assumptions we used to determine the accumulated benefits included under the pension plan reflected in Column D in the table above may be found in Note 13, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2020.

Non-Qualified Deferred Compensation

DEFERRED INCOME PLAN
Name	2020 Contributions by Executive	2020 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2020
A	B	C	D	E	F
Mr. Waycaster	$1,200	$—	$3,052	$—	$92,705
Mr. Chapman	—	—	(253)	3,471	—
Mr. McGraw	10,400	5,458	31,531	—	898,863
Mr. Cochran	6,000	—	3,629	—	112,601
Mr. Perry	42,500	—	2,832	—	77,736
The table above includes information about the participation of our named executives in our Deferred Income Plan, which is a non-qualified voluntary deferral plan under which only Messrs. Waycaster, McGraw, Cochran and Perry made deferrals during 2020. Column B in the table above includes the voluntary deferrals made by each participating executive; these amounts are also included in the “Salary” column of the 2020 Summary Compensation Table. As required under Mr. McGraw’s employment agreement, we made a contribution to his account in the Deferred Income Plan, reflected in Column C in the table above, the value of which is also reported in the “All Other Compensation” column of the 2020 Summary Compensation Table. Column D in the table above includes the earnings on plan balances. Earnings in 2020 for Messrs. Waycaster, McGraw, Cochran and Perry included “above-market earnings” in the amounts of $1,576, $17,291, $1,873 and $1,482, respectively. Above-market earnings are also included in the “Changes in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2020 Summary Compensation Table. Column F in the table above is each executive’s balance in the Deferred Income Plan as of December 31, 2020, which is composed of aggregate deferrals and aggregate earnings over the period of participation, and for Mr. McGraw, our annual contribution to his account, all of which has been reported in the summary compensation tables for 2020 and prior years. A more complete description of our Deferred Income Plan can be found in the CD&A under the heading “Compensation Committee Practices” in the paragraph titled “Benefits and Perquisites.”

DEFERRED STOCK UNIT PLAN
Name	2020 Contributions by Executive	2020 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2020
A	B	C	D	E	F
Mr. Waycaster	$—	$—	$111	$—	$2,576
Mr. McGraw	7,800	—	6,759	—	189,905
Mr. Cochran	—	—	1,137	—	28,241
The table above includes information about the participation of our named executives in our DSU Plan, which is a non-qualified voluntary deferral plan under which only Mr. McGraw made deferrals during 2020. Amounts deferred under the DSU Plan are invested in units, each representing a share of our common stock. Dividend equivalents are credited as and when cash dividends are paid by us and then notionally reinvested in additional units. Column B in the table above includes voluntary deferrals made by each participating executive during 2020; these amounts are also included in either the “Salary” column or the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table. Column D in the table above includes the value of dividend equivalents credited during 2020. Column F in the table above is each participating executive’s plan balance as of December 31, 2020, which represents the balance of accumulated deferrals and any dividend equivalents not yet notionally reinvested in units, all of which has been reported as compensation in the summary compensation tables for 2020 and prior years. A more complete description of our DSU Plan can be found above in the CD&A under the heading “Compensation Committee Practices” in the paragraph titled “Benefits and Perquisites.”
CEO Pay Ratio
General. As required by Section 953(b) of the Dodd-Frank Act, we are providing information about our “CEO pay ratio,” which refers to the relationship between the annual total compensation of our principal executive officer, Mr. Waycaster, and the median annual total compensation of our employees. The comparison is based on the compensation we pay our “median employee,” an individual who receives compensation that is greater than one-half of our employees and compensation that is less than one-half, excluding Mr. Waycaster for this purpose. The comparison is expressed as a ratio, indicating the number of times Mr. Waycaster’s annual total compensation exceeds the annual total compensation of our median employee. For 2020:
•Mr. Waycaster’s annual total compensation (including health insurance premiums) was $2,839,408.
•The annual total compensation of our median employee (including health insurance premiums) was $60,951; our median employee works as a field service engineer in our information technology department.
•The ratio of Mr. Waycaster’s annual total compensation to the annual total compensation of our median employee was 46.6 to 1 (this ratio is the “CEO pay ratio”).
Identifying our Median Employee. As explained above, our median employee is the individual whose compensation is greater than one-half of our employees and less than one-half, excluding Mr. Waycaster. We identify our median employee only once every three years, unless there is a material change to the company’s employee population or compensation arrangements that would significantly affect the pay ratio disclosure. We last identified our median employee in 2018. Since there were no material changes to our employee population or compensation arrangements during 2020, we determined that it was unnecessary to identify a new median employee for purposes of this year's CEO pay ratio analysis.
In identifying the specific individual whom we considered our median employee in 2018:
•We first determined our employees as of December 31, 2018. Full-time, part-time, seasonal and temporary employees, were included (including employees who joined us during 2018 when we completed the Brand acquisition on September 1, 2018), but independent contractors, leased employees and similar workers were not. On December 31, 2018, our total employee population was 2,432, and the number of independent contractors, leased employees and similar workers was not material.
•We then “ordered” our employees based on a consistently-applied, representative measure of compensation, which was total cash compensation paid to each employee. We adjusted these amounts by annualizing the compensation for full-time and part-time individuals employed on December 31, 2018 who did not work the entire year, including former Brand employees. No full-time equivalent adjustments were made for part-time individuals, and we did not annualize the compensation of temporary or seasonal employees.
The employee whom we identified in 2018 is a mortgage loan processor at one of our Mississippi locations. In 2020 our mortgage banking division achieved record results, with mortgage banking income increasing over 160% compared to 2019, and the compensation of our median employee materially increased in 2020 as compared to 2019 due to overtime and incentives earned as a consequence of our record mortgage banking activity. In our view, continuing to use this employee as our median employee would alter our CEO pay ratio in a manner that would not reflect the actual ratio. In these circumstances, SEC rules allow us to substitute another employee as our median employee, if the substitute employee’s compensation was substantially similar to the original median employee’s compensation when we made our determination in 2018. For this reason, the median employee we have used to determine the CEO pay ratio for 2020 is different from the median employee we identified in 2018.
Calculation of the CEO Pay Ratio. The CEO pay ratio compares the annual total compensation of Mr. Waycaster to the annual total compensation of our median employee. For this comparison, we are required to calculate Mr. Waycaster’s “annual total compensation” as the amount we reported in the “Total” column of the 2020 Summary Compensation Table above, which we elected to increase by the value of the insurance premiums we paid for coverage under our medical and dental plans in the amount of $8,343.
We calculated the annual total compensation of our median employee as if the amount would be reported in the “Total” column of the 2020 Summary Compensation Table, also increased by the value of the insurance premiums we paid for coverage under medical and dental plans in the amount of $6,015. This amount is different (greater) than the amount of our median employee’s total cash compensation because it includes some non-cash items, such as the value of our contributions to the 401(k) plan, payroll deductions for deferrals to our 401(k) plan and insurance premiums and our insurance premium payments. We calculated the annual total compensation of our median employee on this basis because it permits us to more accurately compare the total compensation this employee received to the total compensation Mr. Waycaster received.

Payments and Rights on Termination or Change in Control
General. Our named executives may receive compensation in the event of termination of employment. The compensation is payable under the terms of the employment agreements we have entered into with each of our named executives and under individual awards made under our PBRP and our LTIPs. The amount, nature and availability of compensation generally depends upon the circumstances of termination, which may include:
•Termination by the Company for cause;
•Retirement or other voluntary termination;
•Death or disability;
•Termination by the Company without cause or a named executive’s constructive termination;
•Termination in connection with a change in control; or
•The expiration of an employment agreement.
More information about the compensation our named executives may receive in each of these circumstances is summarized below. The amount of compensation included in the tables below is based on the stated assumptions; it is important to note that the actual compensation received by an executive will be contingent upon a number of factors that are presently indeterminable, such as the date of termination, the circumstances giving rise to termination, base salary at the time of termination, the performance of the Company in the year of termination, the specific terms of any employment agreement in effect at the time of termination, and the specific terms of any individual grant or award made under our PBRP or our LTIPs. The descriptions below are based on our agreements in effect as of December 31, 2020, which may be different at the time of an executive’s termination.
Employment Agreements. The Company entered into an employment agreement with Mr. McGraw, effective as of January 1, 2008, which was amended in 2018 and in 2019 to reflect our succession plan. These amendments reduced his base salary, which resulted in corresponding reductions in certain benefits and other amounts, and included an extension of the term of his agreement, which now expires May 1, 2022. Effective as of January 1, 2016, the Company entered into employment agreements with Messrs. Waycaster, Chapman and Cochran, which were amended, effective January 1, 2018, to increase the amount payable in the event of a change in control or other qualifying separation. In connection with their respective hiring, we entered into an employment agreement with Mr. Perry, effective as of May 3, 2019, and an employment agreement with Mr. Mabry, effective as of August 1, 2020. More information about these agreements is provided below.
Unconditional Payments. Regardless of the circumstances of his termination, each of our named executives will receive certain unconditional payments, including earned base salary and vested account balances maintained in our 401(k) plan, pension plan and non-qualified deferred compensation plans. More information about these plans may be found in the CD&A and in the descriptions following the 2020 Summary Compensation Table. We have not otherwise described or quantified these amounts below.
Restrictive Covenants. As consideration for the payments that are described below, each of our named executives has agreed to certain restrictive covenants limiting their activities after separation from employment, generally as follows:
•Each executive may not solicit our customers and depositors or our employees for two years following his separation for any reason.
•Each executive is subject to a non-competition restriction that begins at the time of his separation. The duration of the restriction is two years for Mr. McGraw. The duration of the restriction for our other NEOs is two years for separation following a change in control and one year following other types of separation.
•Each executive must protect our confidential information and trade secrets indefinitely.
Termination by the Company for Cause. Under the employment agreements with our named executives, no benefits or payments vest or become payable if we terminate the executive for cause, except for the unconditional payments described above or as may be required by law. Certain vested benefits may be forfeited in the event of our termination of employment for cause. Generally, “cause” includes an executive’s (1) commission of willful misconduct materially injurious to us, including the improper disclosure of our confidential information, (2) indictment for a felony or a crime involving moral turpitude, (3) willful failure to perform the duties of his position with us, (4) breach of an applicable code of conduct, code of ethics or similar rules adopted by us, (5) a material violation of applicable securities laws, including the Sarbanes-Oxley Act of 2002, or (6) the willful breach of his employment agreement that is not cured after notice.
Retirement or Other Voluntary Termination. A named executive is considered “retired” when either (1) he voluntarily separates from employment without cause on or after age 55 and after completing at least ten years of service with Renasant or (2) he voluntarily separates from service without cause on or after the attainment of age 65. As of December 31, 2020, Mr. Waycaster, Mr. McGraw and Mr. Cochran had attained age 55 and completed ten years of service and could retire. Except as provided below and the unconditional payments described above, we do not provide our executives with any specific retirement payments or benefits:
•For eligible employees employed by the Company as of December 31, 2004, including their eligible dependents, we provide access to retiree medical benefits until age 65, and we pay a portion of the premium; only Mr. Waycaster is covered under the plan. If Mr. Waycaster had retired as of December 31, 2020, he would receive contributions towards retiree coverage in an approximate amount of $9,564, representing contributions for Mr. Waycaster and his spouse.
•If a named executive were to retire during our fiscal year he would receive his annual cash bonus under the PBRP, to the extent that applicable performance measures are achieved, prorated to reflect service prior to retirement and any bonus for a prior fiscal year that has not been paid.
•If a named executive were to retire during our fiscal year his performance-based restricted stock awards will be settled at the end of the applicable performance cycles, and to the extent that applicable performance measures are achieved, prorated to reflect service before retirement.
•Time-based restricted stock awards will be prorated based on actual service prior to retirement and vest.
If a named executive voluntarily terminates his employment before retirement, he receives no specific payments or benefits, other than the unconditional payments described above and benefits that may be required by law.
Death or Disability. If a named executive dies or becomes disabled while employed by us, he will receive the unconditional payments described above and one or more of the following:
•For all of our officers, including our named executives, we provide life insurance protection in an amount equal to 250% of each officer’s base salary, subject to medical underwriting if the amount of the coverage exceeds $600,000.
•Each of our named executives, other than Mr. McGraw, will receive a cash bonus under the PBRP, to the extent that performance measures are achieved during the applicable performance cycle in which his death or disability occurs, prorated to reflect the period of service and any bonus for a prior fiscal year that has not been paid. Mr. McGraw will receive the amount of his target bonus, prorated to reflect his period of service.
•For our named executives, other than Mr. McGraw, each executive’s performance-based restricted stock awards will vest at the end of the applicable performance cycle to the extent that the performance measures are achieved, prorated to reflect the period of service during the applicable cycle. For any performance-based restricted stock award made in the year of his death or disability, Mr. McGraw will receive his target award, prorated to reflect his period of service during the performance cycle. All other performance-based restricted stock awards will vest at the end of the applicable performance cycle based on actual performance, prorated to reflect Mr. McGraw’s service during the applicable cycle.
•Each executive’s time-based restricted stock award will be prorated for service rendered before his death or disability and vest.
•Messrs. Waycaster and McGraw, who participate in our Deferred Income Plan, will receive a preretirement death benefit from the plan in the event either should die while employed by us.
Involuntary Termination Without Cause or Constructive Termination. Under our employment agreements with our named executives, other than Mr. McGraw, if any of them is involuntarily terminated by us without cause or in the event of a constructive termination, he will receive the unconditional payments described above and:
•A cash payment equal to his annualized base salary for the remainder of the current term of the agreement, but not less than 12 months;

•His target bonus prorated to reflect service during the performance cycle prior to his termination and any bonus for a prior fiscal year that has not been paid;
•His performance-based restricted stock awards, which will be determined at the end of the applicable performance cycle based on actual performance, prorated to reflect service prior to his termination during the applicable cycle;
•His time-based restricted stock awards, which will be prorated to reflect service prior to his termination and vest; and
•We will pay premiums for the continuation coverage available to him and his eligible dependents under Section 4980B of the Internal Revenue Code, commonly referred to as “COBRA,” up to a maximum period of 18 months.
Under our employment agreement with Mr. McGraw, if he is involuntarily terminated by us without cause or in the event of his constructive termination, he will receive the unconditional payments described above and:
•He will receive a cash payment equal to two times his annualized base salary and the amount of his target bonus.
•His performance-based restricted stock award made in the year of his termination will vest at target; all other performance-based restricted stock awards will vest at the end of the applicable performance cycle based on actual performance, prorated to reflect his period of service during the applicable cycle.
•He will receive his time-based restricted stock award, which will be prorated to reflect his service prior to his termination and vest.
•We will pay COBRA continuation coverage premiums for the period of continuation coverage available to him and his eligible dependents.
•He will receive any bonus for a prior fiscal year that has not been paid.
The employment agreement for each of our named executives includes substantially the same definition of the events that constitute “constructive termination”: (1) a material reduction in the executive’s base salary or his authority, duties or responsibilities, (2) our material breach of the terms of the agreement, (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act) or (4) the relocation of the executive more than 30 miles from where he currently works (Mr. Mabry’s agreement refers to a “material” change in location). Upon the occurrence of an event constituting a constructive termination, the executive must promptly provide notice to us, and we are entitled to a reasonable opportunity to “cure” the constructive termination event. If we fail to reasonably cure the event, the executive must promptly separate from employment thereafter.
Change in Control. All change in control payments under our employment agreements are contingent on a “double trigger,” which requires both the consummation of a change in control and a subsequent termination of employment during the 24-month period following the change in control. The termination of employment must be by us without cause or a constructive termination initiated by an executive. The term “change in control” generally refers to (1) the acquisition by an unrelated person of not less than 50% of our common stock, (2) the sale of all or substantially all of our assets, (3) a merger in which we are not the surviving entity or (4) a change in a majority of the members of our board of directors that occurs within a specified period. Our employment agreements provide for the following cash payments in the event of a change in control:

	Messrs. Waycaster and McGraw	Messrs. Mabry, Chapman, Cochran and Perry
Cash Payment	2.99 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.5 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control
COBRA continuation coverage premiums	Maximum of 18 months for each executive and his eligible dependents
Tax Gross Up	None; all payments subject to cutback

Excess compensation payable on account of a change in control may constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, referred to as “Section 280G.” Parachute payments subject the recipient to a 20% excise tax and cause the loss of our Federal income tax deduction. Our named executives are all subject to cutback provisions that reduce any compensation due on account of a change in control to the extent necessary to avoid the imposition of the excise tax and the loss of our deduction.
In addition to the cash payments described above, both of our LTIPs provide with respect to restricted stock awards that (1) performance measures will be deemed satisfied at the target level and (2) all awards will vest as scheduled, with accelerated vesting applicable only in the event of involuntary termination without cause or a constructive termination, either occurring within the 24-month period following a change in control.
Expiration of Employment Agreement. The employment agreements with each of our named executives will expire when either party gives timely notice to the other that the agreement will not be renewed. As described below, agreements with our named executives may provide for the payment of compensation in the event of expiration.
•For Messrs. Mabry and Perry, if we provide notice of non-renewal before the fifth anniversary of the effective date of his employment agreement, and his employment then ceases, he will receive the compensation and benefits due in the event of a constructive termination, as described above. If we provide notice of non-renewal after such fifth anniversary, or if either of Messrs. Mabry or Perry provides notice of non-renewal at any time, no additional amount is due under the agreement.
•If Mr. McGraw’s employment agreement expires and his employment ceases, he will receive his target bonus for the year of expiration, and his restricted stock awards will be settled as if he had retired (as described above).
•As to each of Messrs. Waycaster, Chapman and Cochran, no additional amount is due upon the expiration of the agreement, regardless of whether we or the executive provides notice of non-renewal.
Potential Payments at Termination or Change in Control. The following tables set forth the value of post-employment payments that are not generally available to all employees or to all officers, determined as of December 31, 2020. The tables do not include the value of any unconditional payments, including account balances in our non-qualified deferred compensation plans and 401(k) plan and benefits earned under our pension plan (as to Messrs. McGraw and Waycaster). We have included amounts payable under our employment agreements and our LTIP awards for death, disability or retirement, termination without cause/constructive termination, termination in connection with a change in control and payments due on the expiration of an agreement. Unless otherwise noted, amounts included in the tables below are based on the following:
•For payouts under the PBRP, we have included the actual payout for 2020, regardless of the reason for the payout. For Mr. Mabry, we have included the actual amount of the cash bonus we agreed to pay him for 2020.
•For three-year time-based restricted stock awards and Mr. Mabry’s five-year time-based restricted stock award, we have included the value of a prorated award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2020, and we have included the full value of the awards. For Mr. McGraw’s one-year time-based restricted stock award, we have included the full value of the award, regardless of the reason for payout.
•For our performance-based restricted stock awards, we have assumed a payout at target and prorated the award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2020; payouts are reported at target.
•The value of our stock on December 31, 2020 was $33.68 per share.
•The amounts included in the “Change in Control” column in the tables below are subject to reduction in the event the applicable named executive’s aggregate payments would exceed the threshold determined under Section 280G.
•Unless otherwise noted, amounts paid in the event of disability or retirement are substantially identical. Only Messrs. Waycaster, McGraw and Cochran have satisfied the age and service conditions and are eligible to retire.

Mr. Waycaster

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$885,285	$885,285	$1,602,785	$4,125,928	$—
Awards of performance-based restricted stock	660,914	660,914	660,914	1,154,045	—
Awards of time-based restricted stock	685,163	685,163	685,163	1,154,045	—
COBRA Premiums (18 months)	—	—	27,184	27,184	—
Retiree medical benefits(1)	9,564	—	—	—	—
Death Benefit	—	337,725	—	—	—
Total	$2,240,926	$2,569,087	$2,976,046	$6,461,202	$—
(1)This would only be payable if Mr. Waycaster retired.
Mr. Mabry

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$125,000	$125,000	$650,000	$1,625,000	$650,000
Awards of performance-based restricted stock	—	—	—	—	—
Awards of time-based restricted stock	91,845	91,845	91,845	1,087,392	91,845
COBRA Premiums (18 months)	—	—	27,184	27,184	27,184
Total	$216,845	$216,845	$769,029	$2,739,576	$769,029

Mr. Chapman

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$486,907	$486,907	$1,050,657	$2,320,188	$—
Awards of performance-based restricted stock	409,886	409,886	409,886	683,704	—
Awards of time-based restricted stock	426,052	426,052	426,052	683,704	—
COBRA Premiums (18 months)	—	—	36,261	36,261	—
Total	$1,322,845	$1,322,845	$1,922,856	$3,723,857	$—

Mr. McGraw

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination(2)	Change in Control	Expiration of Agreement
Cash Payments	$451,000	$451,000	$1,578,500	$2,930,564	$451,000
Awards of performance-based restricted stock	630,692	630,692	868,472	1,016,462	630,692
Awards of time-based restricted stock	515,136	515,136	515,136	515,136	515,136
COBRA Premiums (18 months)	—	—	27,184	27,184	—
Death Benefit	—	1,001,936	—	—	—
Total	$1,596,828	$2,598,764	$2,989,292	$4,489,346	$1,596,828

Mr. Cochran

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$341,467	$341,467	$802,717	$1,791,876	$—
Awards of performance-based restricted stock	329,761	329,761	329,761	550,668	—
Awards of time-based restricted stock	342,694	342,694	342,694	550,668	—
COBRA Premiums (18 months)	—	—	36,261	36,261	—
Total	$1,013,922	$1,013,922	$1,511,433	$2,929,473	$—

Mr. Perry

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$322,497	$322,497	$758,122	$1,992,184	$758,122
Awards of performance-based restricted stock	69,325	69,325	69,325	207,974	69,325
Awards of time-based restricted stock	227,452	227,452	227,452	645,140	227,452
COBRA Premiums (18 months)	—	—	36,261	36,261	36,261
Total	$619,274	$619,274	$1,091,160	$2,881,559	$1,091,160

REPORT OF THE AUDIT COMMITTEE
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2020 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2020. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed and discussed with the independent registered public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with such independence.
The committee discussed with our internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 17 meetings during 2020.
In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements of the Company and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.
Audit Committee:

John T. Foy, Chairman	Marshall H. Dickerson, Vice Chairman
Gary D. Butler	Connie L. Engel
Michael D. Shmerling	Sean M. Suggs
February 26, 2021

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed HORNE LLP to serve as our independent registered public accountants for the 2021 fiscal year. A representative of HORNE LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. HORNE LLP has served as our independent registered public accountants and audited our financial statements since 2005.
Fees related to services performed for us by HORNE LLP with respect to fiscal years 2020 and 2019 are as follows:

	2020	2019
Audit Fees(1)	$732,692	$756,400
Audit-related Fees(2)	89,358	37,150
Tax Fees	—	—
All Other Fees	—	—
Total	$822,050	$793,550
(1)Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q and regulatory and statutory filings.
(2)Audit-related fees primarily included fees and expenses associated with the audits of the financial statements of certain employee benefit plans and other required procedures.
In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2020 and 2019, none of the fees listed under Audit-related Fees were covered by the de minimis exception. The audit committee has delegated to its chairman the authority to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

VOTING YOUR SHARES
Attending the Virtual Annual Meeting
Any shareholder who wishes to attend the virtual annual meeting should follow the instructions below. As a reminder, if you have voted by proxy you do not need to attend the 2021 Annual Meeting, although we welcome your attendance. Due to the COVID-19 pandemic, our annual meeting will be held in virtual-only format, via the internet. There will be no physical location for the annual meeting, and you will not be able to attend in person. We believe holding our annual meeting in a virtual-only format protects the health and safety of our employees, shareholders and directors and is consistent with federal, state and local public health guidance. You can attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/RNST2021.
•Access to the Webcast. The webcast of the annual meeting will begin promptly at 1:30 p.m. CDT, on Tuesday, April 27, 2021. Online access to the webcast will open approximately 15 minutes prior to the start of the meeting to allow time for you to log in and test your computer system. We encourage shareholders to visit www.virtualshareholdermeeting.com/RNST2021 in advance of the annual meeting to familiarize themselves with the online access process and update their devices as appropriate.
•Log-in Instructions. Shareholders with a valid control number may log in as a “Shareholder”; all other shareholders may login as a “Guest.”
•Shareholders: Shareholders with a valid control number will be able to vote and ask questions online during the annual meeting. If you would like to attend the annual meeting and have a valid control number, please go to www.virtualshareholdermeeting.com/RNST2021 15 minutes prior to the start of the annual meeting to log in. If you are unable to locate your control number, please contact Broadridge at (800) 586-1684. If you access the website for our virtual annual meeting through your brokerage firm's website and do not have your control number, you can access the annual meeting by logging into your brokerage's firm website 15 minutes prior to the start of the annual meeting, selecting the shareholder communications mailbox to link through to the annual meeting and your control number will automatically populate. Questions that comply with the rules of conduct, which will be posted on the annual meeting website, and are germane to the purpose of the annual meeting will be answered during the annual meeting, subject to time constraints. If we receive substantially similar questions, we will group them together.
•Guests: No unique control number is required if you log in as a “Guest”; however, you will be in listen-only mode and will not be allowed to ask questions or vote.
•Log-in Difficulties. Shareholders encountering difficulty with the annual meeting virtual platform during the sign-in process or at any time during the annual meeting may utilize technical support provided by Broadridge. Technical support will be described on the sign-in page for shareholders.
Record Date; Shares Outstanding
The board of directors has fixed the close of business on Friday, February 19, 2021, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of the record date (February 19, 2021), our only outstanding class of securities was common stock, $5.00 par value per share. On that date, 150,000,000 shares were authorized, of which 56,238,556 shares were outstanding, held by approximately 14,443 shareholders.
Voting
Each share is entitled to one vote on each matter considered at the meeting. A shareholder may vote by proxy, whether or not the shareholder attends the annual meeting. You may vote by proxy:
•Using the internet, at www.proxyvote.com. To vote via the internet, you will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.
•Using a toll free telephone number, at (800) 690-6903. You will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.

•By completing and mailing your proxy card to the address included on the card, if you received a paper copy of the proxy statement and proxy card.
A shareholder with a valid control number who accesses the annual meeting may also vote during the meeting. If you have voted by proxy, you do not need to attend the annual meeting, although we welcome your attendance.
Quorum
A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting is a quorum. Once shares are represented for any purpose at the annual meeting, they are considered present for purposes of determining whether a quorum is present for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting.
How Votes are Counted
Proxies. The shares voted by proxy will be voted as instructed at the annual meeting, including any adjournments or postponements of the meeting. If a signed proxy card is returned with no voting instructions, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy as follows:
•“FOR” the election of nominees Donald Clark, Jr., Albert J. Dale, III, Connie L. Engel and C. Mitchell Waycaster as Class 1 directors;
•“FOR” the election of nominee John T. Foy as a Class 3 director;
•“FOR” the adoption of the non-binding advisory resolution approving the compensation of our named executive officers; and
•“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2021.
Street Name. For shares held in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide voting instructions, the shares will not be voted on any matter for which the broker does not have discretionary authority to vote (these are generally non-routine matters). A vote that is not cast because instructions are not provided is called a “broker non-vote.” We will treat broker non-votes as shares present for purposes of determining whether a quorum is present, but we will not consider broker non-votes present for purposes of calculating the vote on a particular matter, nor will we count them as a vote FOR or AGAINST a matter or as an abstention on the matter. The ratification of our appointment of our independent registered public accountants is generally considered a routine matter for broker voting purposes, but none of the other proposals to be voted on at the annual meeting are considered routine.
Abstention. Under Mississippi law, an abstention by a shareholder either present in person at the annual meeting or represented by proxy is not a vote “cast” and is not counted “for” or “against” the matter subject to the abstention.
Required Vote for Each Proposal
Directors are elected by plurality vote. Candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. For all other proposals, the affirmative vote of a majority of the votes cast is required for approval or ratification.
The board has adopted a “majority voting” policy that applies in an uncontested election of directors. Under this policy, any nominee for director who receives a greater number of “withhold” votes from his or her election than votes “for” election, although still elected as a director, must promptly tender his or her resignation. The board will then determine whether to accept the resignation, and the board’s decision will be publicly disclosed. This policy does not apply in contested elections. More information about our majority voting policy is set forth below in the Proposals section under the heading “Proposal 1 - Election of Four Class 1 Directors.”

Shares Held by the Renasant 401(k) Plan
On the record date, the Renasant 401(k) plan held an aggregate of 722,670 shares, or 1.29%, of our common stock. If an account in the Renasant 401(k) plan is invested in common stock, the owner of the account votes these shares by providing instructions to the plan’s trustee, Renasant Bank, which acts as the proxy and votes the shares. If voting instructions are not timely furnished, the Bank votes in a manner that “mirrors” how shares for which it has received instructions are voted.
Solicitation and Revocation of Proxies
Solicitation. Our board of directors is soliciting your proxy. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the internet or by overnight delivery service. The Company bears the cost of proxy solicitation; individuals who are directors, officers and employees do not receive separate compensation for their services. We have also engaged Broadridge to assist in our solicitation of proxies, but we do not pay additional compensation for this service. We also reimburse banks, brokerage firms and other persons representing beneficial owners of our common stock for reasonable expenses incurred to forward proxy materials to our beneficial owners.
Revocation. A proxy may be revoked at any time before it is voted. To revoke a proxy:
•Provide written notice of revocation to our Secretary before the annual meeting;
•Provide a proxy dated later than your previous proxy either by telephone or on the internet;
•Deliver a signed proxy card dated later than your previous proxy; or
•Attend the virtual annual meeting and vote at the meeting, if you are the record owner of our stock or you obtain your 16-digit control number from your bank, broker or other record holder of our common stock.
Written notice of the revocation of a proxy should be delivered to the following address:
Renasant Corporation
Attn: Secretary
209 Troy Street
Tupelo, Mississippi 38804-4827
Any change to voting instructions previously provided to the trustee of our 401(k) plan must be received at least one business day before the annual meeting to be given effect.

PROPOSALS
Proposal 1 - Election of Four Class 1 Directors
Class 1 Nominees. The board has nominated Donald Clark, Jr., Albert J. Dale, III, Connie L. Engel and C. Mitchell Waycaster for election as Class 1 directors. The four Class 1 directors to be elected at our annual meeting will serve a three-year term, or until the 2024 annual meeting, although Messrs. Clark, 71, and Dale, 70, will need waivers of our retirement policy to serve their full three-year terms because each of them will reach age 72 prior to the 2024 annual meeting. Biographical information about each nominee for election may be found in the section Board Members and Compensation under the heading “Members of the Board of Directors.” If for any reason a nominee is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.
Required Vote; Majority Voting Policy. Directors are elected by a plurality vote; the nominees in each class who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. The board has adopted a “majority voting” policy. Under this policy, which applies only in an uncontested election of directors, any nominee for director who receives a greater number of “withhold” votes for his or her election than votes “for” such election, although still elected to the board, must promptly tender to the board his or her resignation as a director. This resignation will become effective upon acceptance by the board. If any resignation is tendered under these circumstances, our nominating committee must consider the resignation and make a recommendation to the board as to whether to accept or reject the director’s resignation. No later than 90 days after the shareholders meeting that resulted in a director being required to submit his or her resignation, the board must consider the recommendation of the nominating committee and act on the director’s resignation.
Both the committee’s recommendation and the board’s decision with respect to a tendered resignation may include a range of alternatives, including acceptance of the resignation, rejection of it or rejection of it coupled with a commitment to address and cure the reasons believed to underlie the “withhold” votes. All relevant factors may be considered by the nominating committee and the board in evaluating whether to accept or reject a director’s resignation. These factors may include the reasons given by shareholders for the “withhold” vote, if known, and the impact on our compliance with SEC regulations and Nasdaq listing rules if the director were to no longer serve on the board and the committees on which he or she serves. The director at issue may not participate in the committee’s and the board’s deliberations. The board’s decision will be disclosed in a Current Report on Form 8-K furnished to the SEC promptly after the board arrives at a decision regarding whether to accept or reject the director’s resignation (with the reason(s) for rejecting the resignation, if applicable).

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF
DONALD CLARK, JR., ALBERT J. DALE, III, CONNIE L. ENGEL AND C. MITCHELL WAYCASTER AS CLASS 1 DIRECTORS TO THE BOARD OF DIRECTORS.
Proposal 2 - Election of One Class 3 Director
Class 3 Nominee. The board has nominated John T. Foy for election as a Class 3 director, to serve a two-year term, or until the 2023 annual meeting, although Mr. Foy will need a waiver of our retirement policy to serve his full two-year term because he has already attained age 72. As explained earlier, Mr. Foy, whose current term of office expires at the 2021 Annual Meeting, has been nominated for election as a Class 3 director to re-balance our three classes of directors, as required by the Bylaws. Biographical information about Mr. Foy may be found in the section Board Members and Compensation under the heading “Members of the Board of Directors.” If for any reason Mr. Foy is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.
Required Vote; Majority Voting Policy. Mr. Foy will be elected by a plurality vote, subject to our majority voting policy described above in the discussion of Proposal 1.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF JOHN T. FOY AS A CLASS 3 DIRECTOR TO THE BOARD OF DIRECTORS.

Proposal 3 - Advisory Vote on Executive Compensation
Advisory Vote. Our board is seeking advisory shareholder approval of the compensation we pay to our named executive officers. This vote, called “say-on-pay,” is required by the Dodd-Frank Act and Section 14A of the Exchange Act. We hold say-on-pay votes annually. For 2020, we are asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Renasant Corporation hereby approve the compensation paid to the named executive officers of Renasant Corporation as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission (which disclosures include the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion).
Our compensation program is based on a design that rewards the attainment of performance measures that align the interests of our executives with those of our shareholders and also provides competitive fixed compensation intended to enhance employee retention and achieve strategic goals. The relationship of our compensation program to the creation of shareholder value is illustrated above in the Proxy Summary section. The specific decisions made by our compensation committee for 2020 are summarized in detail in the Compensation Discussion and Analysis section above and the compensation tables and related disclosures that appear in the Compensation Tables section. We urge our shareholders to carefully review these sections before deciding how to vote on this proposal.
As an advisory vote, this proposal is not binding, but our board and compensation committee will review the results as they continue to evaluate and modify our compensation program.
Required Vote. The affirmative vote of a majority of the votes cast at the annual meeting is required for the approval of the above resolution. Abstentions and broker non-votes will not be counted as votes cast for or against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal 4 - Ratification of the Appointment of HORNE LLP as Independent Registered Public Accountants for 2021
Ratification. We are asking our shareholders to ratify the audit committee’s selection of HORNE LLP as our independent registered public accountants for 2021. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of shareholder concern and thus are submitting the selection of HORNE LLP for shareholder ratification as a matter of good corporate practice.
Required Vote. The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2021. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain HORNE LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our and our shareholders’ best interests.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF HORNE LLP AS INDEPENDENT REGISTER PUBLIC ACCOUNTANTS FOR 2021.
Other Matters
As of the date of this proxy statement, management was unaware of any other matters to be brought before the annual meeting other than those described in this proxy statement. However, if any other matters are properly brought before the annual meeting, the persons named on our proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

STOCK OWNERSHIP
Common Stock Ownership Greater than 5%
The following table sets forth information regarding the beneficial ownership of our common stock as of March 8, 2021, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based on the number of shares of our common stock outstanding as of March 8, 2021, which was 56,238,905 shares.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.	8,286,320(1)	14.73%
55 East 52nd Street New York, New York 10055
Vanguard Group Inc.	5,688,167(2)	10.11%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP	3,800,033(3)	6.76%
Building One 6300 Bee Cave Road Austin, Texas 78746
Victory Capital Management Inc.	3,286,144(4)	5.84%
4900 Tiedeman Road 4th Floor Brooklyn, Ohio 44144
(1)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 12) filed with the SEC on January 26, 2021 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2020. Of the 8,286,320 shares covered by the Schedule 13G, BlackRock has sole voting power with respect to 8,186,285 shares and sole dispositive power with respect to all of the shares. BlackRock's Schedule 13G discloses that one subsidiary of BlackRock, BlackRock Fund Advisors, owns more than 5% of our common stock.
(2)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 4) filed with the SEC on January 8, 2021 by Vanguard Group Inc. (“Vanguard”) reporting beneficial ownership as of December 31, 2020. Of the 5,688,167 shares covered by the Schedule 13G, Vanguard has sole voting power over none of the shares, shared voting power with respect to 56,457 shares, sole dispositive power with respect to 5,585,047 shares and shared dispositive power with respect to 103,120 shares.
(3)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 11) filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of December 31, 2020. Of the 3,800,033 shares covered by the Schedule 13G, Dimensional has sole voting power with respect to 3,683,299 shares and sole dispositive power with respect to all of the shares. Dimensional is a registered investment advisor that, directly or indirectly, furnishes investment advice to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G; to the knowledge of Dimensional, no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds.
(4)The amount shown in the table and the following information are based on a Schedule 13G filed with the SEC on February 9, 2021 by Victory Capital Management Inc. (“VCM”) reporting beneficial ownership as of December 31, 2020. Of the 3,286,144 shares covered by the Schedule 13G, Victory has sole voting power over 3,231,809 shares, shared voting power over none of the shares and sole dispositive power over all of the shares. Victory clients, including registered investment companies and separately managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these Renasant shares. According to VCM's Schedule 13G, no client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such shares.

Beneficial Ownership of Common Stock by Directors and Executive Officers
The following table includes information about the common stock owned beneficially by (1) our directors and nominees, (2) our named executive officers and (3) our directors and executive officers, as a group, as of March 8, 2021. Each of the persons listed in the table below under the heading “Directors and Nominees” currently serves as a director of the Company. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804-4827. The percentage ownership listed in the table is based on 56,238,905 shares of our common stock outstanding as of March 8, 2021 plus, as to each director and executive officer, the number of shares of our common stock that he or she has the right to acquire within 60 days of such date.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60 Days	Other		Total	Percent of Class
Directors and Nominees:(1)
Gary D. Butler	2,004		—	—		2,004	*
Donald Clark, Jr.	8,292		—	18,197	(2)	26,489	*
John M. Creekmore	14,937		—	—		14,937	*
Albert J. Dale, III	29,196		—	203	(3)	29,399	*
Jill V. Deer	12,473		—	—		12,473	*
Marshall H. Dickerson	12,558	(4)	—	—		12,558	*
Connie L. Engel	3,207		—	—		3,207	*
John T. Foy	26,262		—	—		26,262	*
R. Rick Hart	44,853		—	—		44,853	*
Richard L. Heyer, Jr.	30,140		—	6,005	(5)	36,145	*
Neal A. Holland, Jr.	64,971	(6)	—	162,847	(6)	227,818	*
Michael D. Shmerling	162,007		—	1,519	(7)	163,526	*
Sean M. Suggs	3,398		—	—		3,398	*
Named Executive Officers:
E. Robinson McGraw	244,296	(8)	—	—		244,296	*
C. Mitchell Waycaster	180,411	(9)	—	—		180,411	*
James C. Mabry IV	75,680	(10)	—	—		75,680	*
Kevin D. Chapman	117,241	(11)	—	—		117,241	*
J. Scott Cochran	101,366	(12)	—	278	(12)	101,644	*
Curtis J. Perry	46,342	(13)	—	—		46,342	*
All directors, nominees and executive officers as a group (25 persons total)	1,367,469		—	189,049		1,556,518	2.77%
* Less than 1% of the outstanding common stock.
(1)For each non-employee director, direct ownership includes 1,325 shares representing an award of time-based restricted stock under the 2011 LTIP that will vest as of the 2021 annual meeting. Each director possesses voting and dividend rights with respect to these shares.
(2)Consists of 9,098 shares held in two individual retirement accounts owned by Mr. Clark's spouse and 9,099 shares held in a family trust of which Mr. Clark serves as the trustee.
(3)These shares are held by Mr. Dale's grandchildren.
(4)Of the shares owned by Mr. Dickerson, 11,233 shares are pledged as collateral for a loan from the Bank.
(5)These shares are held by Dr. Heyer’s spouse.
(6)Of the shares listed as directly and indirectly owned, 111,893 shares are pledged as collateral for a loan from the Bank. Other ownership consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, 152,146 shares held by a family limited partnership, Holland Holdings, LP, 2,000 shares held in a living trust of which Mr. Holland serves as trustee, and 150 shares in a trust for his children.

(7)These shares are held by Mr. Shmerling's children.
(8)Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes 32,150 shares representing an award of time-based restricted stock under our LTIPs and 41,842 shares representing target awards of performance-based restricted stock under our LTIPs.
(9)Mr. Waycaster is also a member of our board of directors. Direct ownership includes an aggregate of 16,763 shares allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, 50,793 shares representing an award of time-based restricted stock under our LTIPs and 50,793 shares representing target awards of performance-based restricted stock under our LTIPs.
(10)Direct ownership includes 39,983 shares representing awards of time-based restricted stock under our LTIPs and 7,697 shares representing target awards of performance-based restricted stock under our LTIPs.
(11)Of the shares listed as directly owned, 11,336 shares are pledged as collateral for a loan. Direct ownership includes an aggregate of 6,022 shares allocated to Mr. Chapman’s account under our 401(k) plan, over which he has voting power, 28,727 shares representing an award of time-based restricted stock under our LTIPs and 28,727 shares representing target awards of performance-based restricted stock under our LTIPs.
(12)Direct ownership includes an aggregate of 2,653 shares allocated to Mr. Cochran's account under our 401(k) plan, over which he has voting power, 23,145 shares representing an award of time-based restricted stock under our LTIPs and 23,145 shares representing target awards of performance-based restricted stock under the LTIP. Other ownership consists of 278 shares held by Mr. Cochran's children.
(13)Direct ownership includes 25,950 shares representing an award of time-based restricted stock under our LTIPs and 12,970 shares representing target awards of performance-based restricted stock under our LTIPs.
The performance-based restricted stock awards under our LTIPs described in notes 8-13 above provide that each recipient possesses voting and dividend rights with respect to his target shares pending settlement at the end of the applicable performance cycle. Under the terms of each performance award, the target number of shares is subject to increase or decrease based on the outcome of applicable performance measures. Each recipient also possesses voting and dividend rights with respect to the time-based restricted stock awards described in note 1 for the directors and notes 8-13 for the executives.
The table above does not include stock units credited under the DSU Plan, which will be paid in common stock upon retirement. Units in the DSU Plan are included in each director’s and executive officer’s stock ownership when measuring compliance with our stock ownership guidelines. The following table presents the stock units under the DSU Plan allocated to each director and executive who participates in the plan as of January 1, 2021, the most recent allocation date:

Stock Units Allocated under the DSU Plan
Directors and Nominees:
John M. Creekmore	4,068
Albert J. Dale, III	4,190
Jill V. Deer	5,348
Marshall H. Dickerson	5,773
Connie L. Engel	509
John T. Foy	8,430
Richard L. Heyer, Jr.	9,313
Neal A. Holland, Jr.	3,540
Michael D. Shmerling	23,124
Sean M. Suggs	2,525
Named Executive Officers:
E. Robinson McGraw	8,167
C. Mitchell Waycaster	130
J. Scott Cochran	1,330

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and Nasdaq reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. In 2020, our directors, executive officers and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except as follows. With respect to each of Messrs. McGraw, Shmerling and Suggs and Ms. Deer, one report on Form 4 covering purchases of phantom stock under our Deferred Stock Unit plan during the third quarter of 2020 was filed late. With respect to Mr. Hart, one report on Form 4 covering the forfeiture of restricted stock awards upon his retirement was filed late.
In making the foregoing determination, we have relied solely upon a review of Forms 3 and 4 and amendments thereto filed electronically with the SEC in 2020 and Forms 5 and amendments thereto filed electronically with the SEC with respect to 2020 and any written representations we received from reporting persons that no Form 5 filing was required.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020. Requests should be mailed to John S. Oxford, Senior Vice President and Director of Marketing and Public Relations, 209 Troy Street, Tupelo, Mississippi 38804-4827. You may also access our Annual Report on Form 10-K on our internet website, www.renasant.com.

By Order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

Appendix A – Non-GAAP Financial Measures
Diluted earnings per share, with exclusions, return on average tangible shareholders’ equity, with exclusions, and return on average tangible assets, with exclusions, are non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures to exclude intangible assets and certain charges with respect to which the Company is unable to accurately predict when these charges will be incurred or, when incurred, the amount thereof. For 2020, these charges include COVID-19 related expenses, credit expenses deemed attributable to the pandemic, and restructuring charges. For prior years, these charges include merger and conversion expenses, expenses associated with strategic hiring, debt prepayment penalties, valuation adjustments to our mortgage servicing rights asset, the revaluation of our net deferred tax assets (in connection with the corporate tax reduction enacted by the 2017 Tax Cuts and Jobs Act) and the termination of our loss share agreements with the FDIC. With respect to COVID-19 related expenses in particular, management added these expenses as a charge to exclude when calculating non-GAAP financial measures because the expenses included within this line item are readily quantifiable and possess the same characteristics with respect to management’s inability to accurately predict the timing or amount thereof as the other charges excluded when calculating non-GAAP financial measures. As to credit expenses deemed attributable to the pandemic, in 2020, we significantly increased our provision for credit losses in order to bolster our allowance for credit losses to a level management determined was necessary to address potential deterioration in our loan portfolio resulting from the COVID-19 pandemic and the various governmental measures imposed to combat the spread of the COVID-19 virus. To identify credit expenses attributable to the pandemic, management first calculated the portion of our provision for credit losses in 2020 attributable to normal factors, such as loan growth, changes in the mix of our loan portfolio, changes in risk ratings and specific reserves, as well as the adoption of CECL; the remainder of the provision was deemed to be credit expense attributable to the COVID-19 pandemic and excluded from our calculation of non-GAAP financial measures for the same reasons as described for COVID-19 related expenses.
In prior years, management has excluded the valuation adjustment to our mortgage servicing rights asset, but no adjustment was made in 2020. The valuation adjustment in 2020 is directly attributable to the sustained low rate environment maintained by regulatory authorities to combat the economic declines caused by the COVID-19 pandemic, which resulted in high levels of prepayments in our mortgage portfolio and at the same time drove record levels of production in our mortgage banking division. Because the benefit from our mortgage production and the cost of our valuation adjustment to our mortgage servicing rights asset are linked to the same economic event, management elected not to exclude our valuation adjustment from our non-GAAP financial measures as it had in years past.
Our management uses these non-GAAP financial measures to evaluate capital utilization and adequacy. In addition, we believe that these measures facilitate the making of period-to-period comparisons and are meaningful indicators of our operating performance, particularly because, in the case of exclusions related to intangible assets, these measures are widely used by industry analysts for companies with merger and acquisition activities. Also, because intangible assets such as goodwill and the core deposit intangible and charges such as merger and conversion expenses, restructuring charges, credit expenses deemed attributable to the pandemic and COVID-19 related expenses can vary extensively from company to company and, as to intangible assets, are excluded from the calculation of a financial institution’s regulatory capital, we believe that the presentation of this non-GAAP financial information allows readers to more easily compare our results to information provided in other regulatory reports and the results of other companies. In addition, our compensation committee may use one or more of these non-GAAP financial measures to determine performance-based payouts under our PBRP and LTIPs when the use of the non-GAAP measures more closely aligns with the purposes and objectives of our compensation program (such as providing a more consistent basis for making compensation decisions).
The reconciliations of these non-GAAP financial measures to their most comparable GAAP measures are below. None of the non-GAAP financial information below is intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. You should note that, because there are no standardized definitions for the calculations as well as the results, our calculations may not be comparable to similarly titled measures presented by other companies or the same as non-GAAP financial measures we have provided for other purposes, such as our earnings releases. There may be limits in the usefulness of these measures, and we encourage readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure.

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)	Year ended December 31,
	2020	2019	2018	2017	2016
Net income (GAAP)	$83,651	$167,596	$146,920	$92,188	$90,930
Amortization of intangibles	7,121	8,105	7,179	6,530	6,747
Tax effect on adjustments noted above	(1,382)	(1,808)	(1,588)	(2,172)	(2,229)
Tangible net income (non-GAAP)	$89,390	$173,893	$152,511	$96,546	$95,448

Net income (GAAP)	$83,651	$167,596	$146,920	$92,188	$90,930
COVID-19 related expenses	10,343	—	—	—	—
Credit expenses attributable to the pandemic	66,881	—	—	—	—
Restructuring charges	7,365	—	—	—	—
MSR valuation adjustment	—	1,836	—	—	—
Debt prepayment penalties	—	54	—	205	2,539
Expense associated with strategic hiring efforts	—	9,196	—	—	—
Merger-related expenses	—	279	14,246	10,378	4,023
Revaluation of net deferred tax assets	—	—	—	14,486	—
Loss share termination	—	—	—	—	2,053
Tax effect on adjustments noted above	(16,419)	(2,534)	(3,151)	(3,521)	(2,726)
Net income with exclusions (non-GAAP)	$151,821	$176,427	$158,015	$113,736	$96,819

Average shareholders' equity (GAAP)	$2,114,590	$2,107,832	$1,701,334	$1,380,950	$1,116,038
Average intangibles	973,287	976,065	747,008	565,507	491,530
Average tangible shareholders' equity (non-GAAP)	$1,141,303	$1,131,767	$954,326	$815,443	$624,508

Average total assets (GAAP)	$14,503,449	$12,875,986	$11,104,567	$9,509,308	$8,416,510
Average intangibles	973,287	976,065	747,008	565,507	491,530
Average tangible assets (non-GAAP)	$13,530,162	$11,899,921	$10,357,559	$8,943,801	$7,924,980

Average common shares outstanding - diluted	56,468,165	58,226,686	52,626,850	47,001,516	41,989,445

Diluted Earnings per Share
Diluted EPS (GAAP)	$1.48	$2.88	$2.79	$1.96	$2.17
Effect of exclusions from net income	1.21	0.15	0.21	0.46	0.14
Diluted EPS, with exclusions (Non-GAAP)	$2.69	$3.03	$3.00	$2.42	$2.31

Return on Average Equity
Return on (average) shareholders' equity (GAAP)	3.96%	7.95%	8.64%	6.68%	8.15%
Effect of adjustment for intangible assets	3.87%	7.41%	7.34%	5.16%	7.13%
Return on average tangible shareholders' equity (non-GAAP)	7.83%	15.36%	15.98%	11.84%	15.28%

Return on (average) shareholders' equity (GAAP)	3.96%	7.95%	8.64%	6.68%	8.15%
Effect of exclusions from net income	3.22%	0.42%	0.65%	1.56%	0.53%
Return on (average) shareholders' equity with exclusions (GAAP)	7.18%	8.37%	9.29%	8.24%	8.68%
Effect of adjustment for intangible assets	6.63%	7.78%	7.85%	6.24%	7.55%
Return on average tangible shareholders' equity with exclusions (non-GAAP)	13.81%	16.15%	17.14%	14.48%	16.23%

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)	Year ended December 31,
	2020	2019	2018	2017	2016
Return on Average Assets
Return on (average) assets (GAAP)	0.58%	1.30%	1.32%	0.97%	1.08%
Effect of adjustment for intangible assets	0.08%	0.16%	0.15%	0.11%	0.12%
Return on average tangible assets (non-GAAP)	0.66%	1.46%	1.47%	1.08%	1.20%

Return on (average) assets (GAAP)	0.58%	1.30%	1.32%	0.97%	1.08%
Effect of exclusions from net income	0.47%	0.07%	0.10%	0.23%	0.07%
Return on (average) assets with exclusions (GAAP)	1.05%	1.37%	1.42%	1.20%	1.15%
Effect of adjustment for intangible assets	0.11%	0.17%	0.16%	0.12%	0.13%
Return on average tangible assets with exclusions (non-GAAP)	1.16%	1.54%	1.58%	1.32%	1.28%

D33545-P50181

REVOCABLE PROXY
RENASANT CORPORATION
Annual Meeting of Shareholders
April 27, 2021 1:30 p.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person(s) signing this proxy card hereby appoint(s) Gary D. Butler, Marshall H. Dickerson, R. Rick Hart, Richard L. Heyer, Jr. and Michael D. Shmerling and each of them, acting singly, as attorneys and proxies of the signer(s) of the proxy card, with full power of substitution, to vote all shares of stock which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders of Renasant Corporation to be held on Tuesday, April 27, 2021 at 1:30 p.m., Central Time, and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority as described herein at the meeting or any adjournment or postponement thereof. The Annual Meeting of Shareholders will be conducted via live online webcast at www.virtualshareholdermeeting.com/RNST2021. The enclosed proxy statement includes detailed instructions regarding how to access the webcast and vote online at the annual meeting. There is no physical location for the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE (A) "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS, (B) "FOR" THE ELECTION OF THE NOMINEE LISTED IN PROPOSAL 2 ON THIS PROXY CARD AS A CLASS 3 DIRECTOR, (C) "FOR" THE ADOPTION, IN A NON-BINDING ADVISORY VOTE, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL 3, AND (D) "FOR" THE RATIFICATION OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2021 SET FORTH IN PROPOSAL 4. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY, IF PROPERLY COMPLETED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS SIGNED BUT NO SPECIFIC VOTING DIRECTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) TO ELECT THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS, (B) TO ELECT THE NOMINEE LISTED IN PROPOSAL 2 ON THIS PROXY CARD AS A CLASS 3 DIRECTOR, (C) TO ADOPT, IN A NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT, SET FORTH IN PROPOSAL 3, AND (D) TO RATIFY THE APPOINTMENT OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2021 SET FORTH IN PROPOSAL 4.

Continued and to be signed on reverse side

RENASANT
RENASANT CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RNST2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D33544-P50181 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RENASANT CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of four Class 1 Directors	☐	☐	☐	______________________

Nominees:

01) Donald Clark, Jr.
02) Albert J. Dale, III
03) Connie L. Engel
04) C. Mitchell Waycaster

2. Election of one Class 3 Director

Nominee:

01) John T. Foy

The Board of Directors recommends you vote FOR proposals 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date